Exhibit 99.1

Report of Independent Registered Public Accounting Firm

To the Unitholders and the Board of Directors of Golar LNG Partners LP

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of Golar LNG Partners LP (the “Partnership”) as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive income, changes in partners’ capital and cash flows for each of the three years in the period ended December 31, 2020 and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Partnership at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Partnership’s internal control over financial reporting as of December 31, 2020, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated March 16, 2021 expressed an unqualified opinion thereon.

The Partnership's Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Partnership will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Partnership has a senior secured credit facility that matures in April 2021, bonds that mature in November 2021 and currently projects that it may not comply with certain financial covenants in the twelve-month period following issuance of these consolidated financial statements. Accordingly, the Partnership has stated that substantial doubt exists about the Partnership’s ability to continue as a going concern. Management's evaluation of the events and conditions and management’s plans regarding these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. This matter is also described in the “Critical Audit Matters” section of our report.

Basis for Opinion

These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on the Partnership’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Partnership in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Going concern assessment

Description of the matter
The consolidated financial statements of the Partnership are prepared on the going concern basis of accounting. As described above and in Note 1, the Partnership has significant debt balances that fall due within the twelve-month period from the date the consolidated financial statements are issued, and has stated that substantial doubt exists about the Partnership’s ability to continue as a going concern.

As described in Note 1 to the consolidated financial statements, on January 13, 2021, the Partnership entered into an agreement and plan of merger (the “Merger”) with New Fortress Energy (“NFE”). As a result of the pending Merger, management has deferred activities related to the refinancing of its maturing debt facilities, including taking steps to secure the necessary waivers and/or covenant amendments in respect of projected non-compliance with certain financial covenants, as they anticipate that NFE will refinance such facilities upon consummation of the Merger. As the successful completion of the Merger is dependent on factors outside of the Partnership’s control, and the refinancing of the maturing debt facilities has been deferred based on an expectation of the Merger closing, management concluded that there is substantial doubt over the Partnership’s ability to continue as a going concern for the twelve month period from the date the consolidated financial statements are issued.

Management’s going concern assessment includes assumptions related to financing plans. This involves an assessment of the probability of the successful closing of the Merger and management’s plans should the Merger not complete, including the refinance of maturing debt facilities with banks and bondholders and securing any necessary waivers and/or covenant amendments.

Auditing the Partnership’s going concern assessment described above is complex because it involves a high degree of auditor judgment to assess the reasonableness of the cash flow forecasts, planned refinancing actions and other assumptions used in the Partnership’s going concern analysis. The Partnership’s ability to execute the planned refinancing actions are especially judgmental as they are outside of management’s control given the expected Merger, and that the global financial markets and economic conditions have been, and continue to be volatile, particularly with the COVID-19 pandemic, which provides additional uncertainty.

How we addressed the matter in our audit
We obtained an understanding, evaluated the design, and tested controls over the Partnership’s going concern assessment process. For example, we tested controls over management’s review of significant assumptions in relation to financing options used in the assessment and the key inputs to the cash flow forecasts.

Further, we evaluated the key inputs to the cash flow forecast in management’s going concern assessment.  We independently assessed the sensitivity and impact of reasonably possible changes in the key assumptions and estimates included in management’s cash flow forecasts and liquidity position, including reperformance of covenant calculations through the going concern period. We inspected the relevant documents in relation to the Merger and management’s assessment of conditions and approvals required for the completion of the Merger.

In assessing management’s plans to secure waivers and/or covenant amendments for the covenant impacted by the projected non-compliance, we understood the nature and extent of past covenant amendments obtained by the Partnership, discussed the status and timeline of any discussions with lenders, evaluated the proposed amendments and inspected the loan agreements for the impact of any potential covenant breaches and remedies available.

In relation to management’s plans for loan and bonds refinancing, we validated management’s assertion that their plans, while effective, have been deferred due to the Merger and are therefore not advanced enough as of the date of the consolidated financial statements are issued to be considered probable. These procedures included, among others, understanding the nature and extent of past financing transactions concluded with the counterparties, assessing relevant data and metrics (such as contracted cash flows and existing loan to value ratios, where applicable) and inspection of the terms and conditions proposed by banks.

We compared the proposed terms and conditions of the financing arrangements with those of the Partnership’s existing loan facilities. We discussed the status of the refinancing efforts and their viability with management and assessed the probability of the Partnership executing the plans effectively.

We involved a professional with specialized knowledge of capital and debt markets, to assist us in our assessment of whether it is probable that management’s financing plans will be achieved to allow the Partnership to meet the anticipated liquidity requirements over the twelve-month period of their assessment.

We assessed the adequacy of the Partnership’s going concern disclosures included in Note 1 to the consolidated financial statements.

Vessel impairment

Description of the matter
The Partnership’s vessel and equipment and vessel under finance lease balances were $1,308 million and $103 million, respectively, as of December 31, 2020. As explained in Note 2 to the consolidated financial statements, management performs an annual impairment assessment at the year-end and whenever events or changes in circumstances indicate that the carrying value of a vessel might exceed its fair value in accordance with the guidance in ASC 360 – Property, Plant and Equipment (“ASC 360”). If indicators of impairment are identified, management analyses the future cash flows expected to be generated throughout the remaining useful life of those vessels. These undiscounted cash flows are estimated using forecasted charter rates and other assumptions. In relation to forecasted charter rates, the Partnership applies the currently contracted charter rate for the period in the cash flow where the vessel is on charter. For vessels with no contracted charters or when the vessels’ forecasted cash flow period falls beyond the contracted charter the forecasted charter rates are based on industry analysis and broker reports (‘charter rates post-contract expiry’).

Auditing the Partnership’s impairment assessment was complex due to the significant estimation uncertainty, subjectivity and judgement in forecasting the undiscounted cash flows of the vessels and the degree of subjectivity involved in determining the fair value of the impaired vessel. Significant assumptions and judgements used in management’s analysis included the estimation of charter rates post-contract expiry and vessel utilization percentages. These significant assumptions are forward looking and subject to future economic and market conditions.

How we addressed the matter in our audit
We obtained an understanding of the Partnership’s impairment process, evaluated the design, and tested the operating effectiveness of the controls over the Partnership’s determination of key inputs to the impairment assessment, including charter rates post-contract expiry and vessel utilization percentages.

We analysed management’s impairment assessment by comparing the methodology used to assess impairment of each vessel against the accounting guidance in ASC 360. We tested the reasonableness of the charter rates post-contract expiry and vessel utilization percentages by comparing them to forecasted market rates and historical information. We evaluated whether the gradual step up and step down of charter rates estimated by management is comparable to the liquefied natural gas ('LNG') curves published in the market. We also inspected market reports and analysed how the economic factors such as future demand and supply for LNG carriers and floating storage regasification units ('FSRUs') have been incorporated in the charter rates post-contract expiry and vessel utilization percentages. Further, we calculated the average charter post-contract expiry rate used across the remaining useful life of the vessels and compared it to the historical average across a similar period.  We identified vessels which are not employed under active charters or are nearing the end of the charter and considered them to be highly sensitive to the charter rate post-contract expiry. In relation to these vessels, we independently calculated the charter rate at which the undiscounted cash flows equalled the carrying value of the vessel (‘break-even charter rate’) and compared the rates against forecasted market rates. Further we calculated the minimum utilization percentages required for these vessels by analysing the break-even charter rates relative to the forecasted market rates, and assessed the reasonability of these percentages by comparing against historical utilization average and the LNG market outlook for a similar type of vessel. We also compared the assumptions and estimates made by management in their impairment assessment for the prior year against the actual results in 2020 to assess the precision of management’s forecasting process.

UK Tax lease

Description of the matter
At December 31, 2020, as described in Note 26 to the consolidated financial statements, the Partnership has disclosed a contingent tax liability in the range of $nil to $34.2 million in respect to historical lease arrangements. Contingencies are evaluated based on the likelihood of the Partnership incurring a liability and whether a loss or range of losses is reasonably estimable in accordance with the guidance on ASC 450 - Contingencies. In relation to the UK tax lease, the likelihood and amount of a loss or range of losses are estimated with reference to the claims submitted from the relevant tax authorities, the legal basis for such claims and the status of discussions thereon with the authorities.

Auditing the Partnership’s contingent tax liability is complex and requires a high degree of judgement in assessing the likelihood of a liability arising as a result of the UK tax lease matter and the amount of any potential outflow. Further, auditing the contingent tax liability involved professionals with specialised skills to evaluate the relevant tax regulations in order to assess the likelihood of a liability arising.

How we addressed the matter in our audit
We obtained an understanding over the Partnership’s assessment of the likelihood of a contingent liability arising in relation to these UK tax lease benefits, as well as the development of the estimate of a liability. We evaluated the design and tested the operating effectiveness of controls over management’s review of contingencies, including significant judgements made.

To understand developments in relation to the matter, we inquired and obtained confirmations from internal and external legal counsel of the Partnership and read minutes of board meetings and management committee meetings.

We involved our tax professionals with specialized skills and knowledge in relation to UK tax lease structures, who assisted us in evaluating management’s conclusion that these represent a contingent liability. Our procedures also included inspecting correspondence with Her Majesty’s Revenue and Customs (‘HMRC’) and external legal counsel as well as re-performing the calculation performed by management to estimate the contingent liability. We assessed the adequacy of the Partnership’s disclosures in relation to tax contingencies

/s/ Ernst & Young LLP
We have served as the Partnership’s auditor since 2014.
London, United Kingdom
March 16, 2021

GOLAR LNG PARTNERS LP

CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018

(in thousands of $, except per unit amounts)

	Notes	2020	2019	2018
Operating revenues
Time charter revenues		284,734	299,652	346,650
Total operating revenues	6	284,734	299,652	346,650
Operating expenses
Vessel operating expenses	6	(56,509)	(60,958)	(65,247)
Voyage and commission expenses	6	(7,986)	(7,648)	(11,222)
Administrative expenses	6	(15,367)	(13,412)	(14,809)
Depreciation and amortization		(79,996)	(83,239)	(98,812)
Total operating expenses		(159,858)	(165,257)	(190,090)
Operating income		124,876	134,395	156,560
Other non-operating income	15	661	4,795	449
Financial income/(expense)
Interest income	15	17,354	13,278	8,950
Interest expense		(68,855)	(79,791)	(80,650)
(Losses)/gains on derivative instruments, net	7	(51,922)	(38,796)	8,106
Other financial items, net	7	1,000	675	(592)
Net financial expenses		(102,423)	(104,634)	(64,186)
Income before tax, equity in net earnings of affiliate and non-controlling interests		23,114	34,556	92,823
Income taxes	8	(16,767)	(17,962)	(17,465)
Equity in net earnings of affiliate	10	11,730	4,540	1,190
Net income		18,077	21,134	76,548

Net income/(loss) attributable to:
Non-controlling interests		(1,119)	3,329	3,358
Golar LNG Partners LP Owners		19,196	17,805	73,190

General partner's interest in net income		142	115	1,223
Preferred unitholders’ interest in net income		12,109	12,042	12,042
Common unitholders’ interest in net income		6,945	5,648	59,925

Earnings per unit - Common units:
Basic and diluted	29	0.10	0.08	0.86

Cash distributions declared and paid per Common unit in the year	29	0.46	1.62	1.96

The accompanying notes are an integral part of these consolidated financial statements.

GOLAR LNG PARTNERS LP

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018

(in thousands of $)

	Notes	2020	2019	2018
Net income		18,077	21,134	76,548
Unrealized net loss on qualifying cash flow hedging instruments:
Amounts reclassified from accumulated other comprehensive loss to the statement of operations		—	—	(26)
Net other comprehensive loss		—	—	(26)
Comprehensive income		18,077	21,134	76,522
Comprehensive income/(loss) attributable to:
Golar LNG Partners LP Owners		19,196	17,805	73,164
Non-controlling interests		(1,119)	3,329	3,358
		18,077	21,134	76,522

The accompanying notes are an integral part of these consolidated financial statements.

GOLAR LNG PARTNERS LP

 CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2020 AND 2019

 (in thousands of $)

	Notes	2020	2019
ASSETS
Current assets
Cash and cash equivalents		48,783	47,661
Restricted cash and short-term deposits	17	55,547	46,333
Trade accounts receivable	11	16,466	17,303
Amounts due from related parties	25	804	5,098
Current portion of investment in leased vessel, net	15	2,570	2,308
Inventories		1,719	2,702
Other current assets	12	20,932	11,894
Total current assets		146,821	133,299
Non-current assets
Restricted cash	17	129,838	135,928
Investment in affiliate	10	185,562	193,270
Vessels and equipment, net	13	1,308,206	1,369,665
Vessel under finance lease, net	14	102,534	108,433
Investment in leased vessel, net	15	109,216	111,829
Intangible assets, net	16	41,295	50,409
Other non-current assets	18	4,189	2,779
Total assets		2,027,661	2,105,612
LIABILITIES AND EQUITY
Current liabilities
Current portion of long-term debt	21	702,962	225,254
Current portion of obligation under finance lease	22	2,521	1,990
Trade accounts payable		1,766	2,756
Accrued expenses	19	25,157	23,451
Other current liabilities	20	99,871	55,703
Total current liabilities		832,277	309,154
Non-current liabilities
Long-term debt	21	416,746	991,679
Obligation under finance lease	22	122,029	120,789
Other non-current liabilities	23	31,288	31,296
Total liabilities		1,402,340	1,452,918
Commitments and contingencies	26
Equity
Partners’ capital:
Common unitholders: 69,301,636 units issued and outstanding at December 31, 2020 (2019: 69,301,636)	28	361,912	387,631
Preferred unitholders: 5,520,000 preferred units issued and outstanding at December 31, 2020 (2019: 5,520,000)	28	132,991	132,991
General partner interest: 1,436,391 units issued and outstanding at December 31, 2020 (2019: 1,436,391)	28	48,306	48,841
Total partners’ capital before non-controlling interests		543,209	569,463
Non-controlling interests		82,112	83,231
Total equity		625,321	652,694
Total liabilities and equity		2,027,661	2,105,612

The accompanying notes are an integral part of these consolidated financial statements.

 GOLAR LNG PARTNERS LP

 CONSOLIDATED STATEMENTS OF CASH FLOWS FOR

 THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018

 (in thousands of $)

	Notes	2020	2019	2018
Operating activities
Net income		18,077	21,134	76,548
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expenses		79,996	83,239	98,812
Equity in net earnings of affiliate		(11,730)	(4,540)	(1,190)
Deferred tax expense	8	2,114	3,620	1,728
Amortization of deferred charges and debt guarantee, net	23, 25	3,402	2,683	7,154
Foreign exchange losses/(gains)		435	941	(995)
Unit options expense	27	50	207	234
Drydocking expenditure		(1,641)	(10,463)	(25,522)
Dividends received from affiliates		11,352	2,328	1,191
Interest element included in obligation under finance lease		19	3	(55)
Gain on recognition of net investment in leased vessel	15	—	(4,195)	—
Sales-type lease payments received in excess of interest income		2,308	2,030	—
Movement in credit loss allowances		(371)	—	—
Change in market value of derivatives	7	35,306	43,746	(5,921)
Change in assets and liabilities:
Trade accounts receivable		837	10,682	(9,730)
Inventories		983	(670)	1,475
Other current assets and non-current assets		(12,362)	(6,421)	3,906
Amounts due to/(from) related parties		(2,852)	3,622	(319)
Trade accounts payable		(990)	(2,836)	(3,610)
Accrued expenses		2,503	3,414	(6,566)
Other current liabilities		15,470	4,183	26
Net cash provided by operating activities		142,906	152,707	137,166
Investing activities
Additions to vessels and equipment		(3,188)	(10,232)	(10,735)
Dividends received from affiliates		12,627	14,216	755
Acquisition of investment in affiliate from Golar		—	(10,296)	(9,652)
Net cash provided by/(used in) investing activities		9,439	(6,312)	(19,632)
Financing activities
Repayments of long-term debt (including related parties)		(148,114)	(100,156)	(155,902)
Proceeds from long-term debt (including related parties)		45,000	40,000	51,419
Repayments of obligation under finance lease		(1,922)	(1,569)	(1,286)
Financing arrangement fees and other costs		(4,339)	—	(1,699)
Advances from related party for Methane Princess lease security deposit		2,605	601	633
Cash distributions paid		(44,954)	(126,599)	(165,250)
Common units repurchased and canceled	28	—	(1,565)	(13,980)
Proceeds from issuances of equity, net of issue costs	28	—	—	13,854
Net cash used in financing activities		(151,724)	(189,288)	(272,211)
Effect of exchange rate changes on cash		3,625	3,723	(6,118)
Net increase/(decrease) in cash, cash equivalents and restricted cash		4,246	(39,170)	(160,795)
Cash, cash equivalents and restricted cash at beginning of year (1)		229,922	269,092	429,887
Cash, cash equivalents and restricted cash at end of year (1)		234,168	229,922	269,092

	Notes	2020	2019	2018
Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest expense		68,792	75,892	81,962
Income taxes		10,021	13,791	5,929

(1) The following table identifies the balance sheet line-items included in "cash, cash equivalents and restricted cash" presented in the consolidated statements of cash flows:

	December 31,
(in thousands of $)	2020	2019	2018	2017
Cash and cash equivalents	48,783	47,661	96,648	246,954
Restricted cash and short-term deposits - current	55,547	46,333	31,330	27,306
Restricted cash - non-current	129,838	135,928	141,114	155,627
	234,168	229,922	269,092	429,887

The accompanying notes are an integral part of these consolidated financial statements.

GOLAR LNG PARTNERS LP

CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS’ CAPITAL FOR THE YEARS ENDED DECEMBER 31, 2020, 2019 AND 2018

(in thousands of $)

		Partners’ Capital
	Notes	Preferred Units	Common Units	General Partner Units and IDRs (1)	Accumulated Other Comprehensive loss(2)	Total before Non- controlling interest	Non- controlling Interest	Total Owner’s Equity
Consolidated balance at December 31, 2017		132,991	585,440	52,600	26	771,057	76,544	847,601
Net income		12,042	59,925	1,223	—	73,190	3,358	76,548
Cash distributions		(12,042)	(149,606)	(3,066)	—	(164,714)	—	(164,714)
Other comprehensive loss		—	—	—	(26)	(26)	—	(26)
Net proceeds from issuance of common units		—	13,563	291	—	13,854	—	13,854
Common units repurchased and canceled	28	—	(13,980)	—	—	(13,980)	—	(13,980)
Grant of unit options		—	234	—	—	234	—	234
Consolidated balance at December 31, 2018		132,991	495,576	51,048	—	679,615	79,902	759,517
Net income		12,042	5,648	115	—	17,805	3,329	21,134
Cash distributions		(12,042)	(112,235)	(2,322)	—	(126,599)	—	(126,599)
Units options expense		—	207	—	—	207	—	207
Common units repurchased and canceled	28	—	(1,565)	—	—	(1,565)	—	(1,565)
Consolidated balance at December 31, 2019		132,991	387,631	48,841	—	569,463	83,231	652,694
Opening adjustment (3)		—	(501)	(10)	—	(511)	—	(511)
Balance at January 1, 2020		132,991	387,130	48,831	—	568,952	83,231	652,183
Net income		12,109	6,945	142	—	19,196	(1,119)	18,077
Cash distributions		(12,109)	(32,213)	(667)	—	(44,989)	—	(44,989)
Units options expense		—	50	—	—	50	—	50
Consolidated balance at December 31, 2020		132,991	361,912	48,306	—	543,209	82,112	625,321

(1)	As of December 31, 2020 and 2019, the carrying value of the equity attributable to the incentive distribution rights holders was $32.5 million.

(2)	Relates to unrealized net losses on qualifying cash flow hedges.

(3)
Opening Total Equity has been adjusted following the adoption of ASU 2016-13 Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments and subsequent amendments effective January 1, 2020, see note 3.

The accompanying notes are an integral part of these consolidated financial statements.

GOLAR LNG PARTNERS LP

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. GENERAL

Golar LNG Partners LP (the “Partnership,” “we,” “our,” or “us”) is a publicly traded Marshall Islands limited partnership initially formed as a subsidiary of Golar LNG Limited (“Golar”) in September 2007, to own and operate LNG carriers and FSRUs under long-term charters.

We completed our initial public offering (“IPO”) in April 2011. Our common units are traded on the NASDAQ under the symbol: GMLP.

On July 12, 2018, we acquired an interest in the Hilli Episeyo (the “Hilli”), a floating liquefied natural gas (“FLNG”) vessel through the acquisition of 50% of the common units (the “Hilli Common Units”) in Golar Hilli LLC ("Hilli LLC") (the “Hilli Acquisition”) (see note 10).

As of December 31, 2020 and 2019, we had a fleet of six FSRUs, four LNG carriers and an interest in the Hilli.

As of December 31, 2020, Golar held 30.8% (December 31, 2019: 30.6%) of our common units, a 2% (December 31, 2019: 2%) general partner interest in us and 100% (December 31, 2019: 100%) of our incentive distribution rights (“IDRs”).

References to Golar in these consolidated financial statements refer, depending on the context, to Golar LNG Limited and to one or any more of its direct or indirect subsidiaries.

Going concern

The consolidated financial statements have been prepared on a going concern basis.

On January 13, 2021, we announced that we and our general partner entered into an agreement and plan of merger (the “Merger Agreement”) with New Fortress Energy Inc. (“NFE”) and the other parties thereto. Under the Merger Agreement, NFE has agreed to acquire all of the outstanding common units of the Partnership for $3.55 per unit in cash, with the Partnership surviving the merger as a wholly-owned subsidiary of NFE (the “Merger”). As a result of the pending Merger, which is expected to close in the first half of 2021, we have deferred our activities related to the refinancing of our $800 million credit facility and the 2015 Norwegian Bonds, both of which will mature within the 12-month period from the date these consolidated financial statements were issued. It is currently anticipated that NFE will refinance these maturing debt facilities (the “Related Debt Refinancings”), including related accrued interest and fees, upon consummation of the Merger.

In the event the Merger is delayed or does not complete, we would pursue extension of the maturity of, or obtain the necessary funding to meet, our payment obligations under the $800 million credit facility and 2015 Norwegian Bonds, which are repayable in April 2021 and November 2021 respectively. Also, the Partnership currently projects that it may not comply with certain financial covenants during the 12-month period following issuance of these consolidated financial statements, in which event we would take the necessary steps to secure the necessary waivers and/or covenant amendments. The fundamentals of our underlying assets remain strong (contracted cash flows and existing leverage ratios); however, due to the pending Merger, the refinancing of the $800 million credit facility and the 2015 Norwegian Bonds have not progressed to a stage, such that we can be certain that these could be executed in time or at all. Further, if the Partnership is unable to meet or amend certain financial covenants, the Partnership’s indebtedness could become immediately due and payable in the event of default. Global financial markets and economic conditions have been and continue to be volatile, particularly with the COVID-19 pandemic, which provides for additional uncertainty.

Although the Partnership believes the Merger and Related Debt Refinancings will close in the first half of 2021, the successful completion of the Merger and Related Debt Refinancings are dependent on factors outside of the Partnership’s control, and therefore there is substantial doubt over the Partnership’s ability to continue as a going concern for the 12-month period from the date these consolidated financial statements were issued. The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

2. BASIS OF PREPARATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of preparation

These consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”).

The accounting policies set out below have been applied consistently to all periods in these consolidated financial statements, except for accounting policy that changed as a result of adopting the requirements of Accounting Standards Updates ("ASU") 2016-13 Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments and subsequent amendments ("Topic 326"), effective January 1, 2020.

Principles of consolidation

A variable interest entity (“VIE”) is defined by the accounting standard as a legal entity where either (a) equity interest holders, as a group, lack the characteristics of a controlling financial interest, including decision making ability and an interest in the entity’s residual risks and rewards, or (b) the equity holders have not provided sufficient equity investment to permit the entity to finance its activities without additional subordinated financial support, or (c) the voting rights of some investors are not proportional to their obligations to absorb the expected losses of the entity, their rights to receive the expected residual returns of the entity, or both and substantially all of the entity’s activities either involve or are conducted on behalf of an investor that has disproportionately few voting rights. A party that is a variable interest holder is required to consolidate a VIE if the holder has both (a) the power to direct the activities that most significantly impact the entity’s economic performance, and (b) the obligation to absorb losses that could potentially be significant to the VIE or the right to receive benefits from the VIE that could potentially be significant to the VIE.

These consolidated financial statements include the financial statements of the entities listed in notes 4 and 5.

Investments in entities in which we directly or indirectly hold more than 50% of the voting control are consolidated in the financial statements, as well as certain variable interest entities in which we are deemed to be the primary beneficiary. All intercompany balances and transactions are eliminated. The non-controlling interests of the above mentioned subsidiaries are included in the consolidated balance sheets and consolidated statements of operations as “Non-controlling interests”.

Foreign currencies

We and our subsidiaries’ functional currency is the U.S. dollar as the majority of the revenues are received in U.S. dollars and a majority of our expenditures are incurred in U.S. dollars. Our reporting currency is U.S. dollars.

Transactions in foreign currencies during the year are translated into U.S. dollars at the rates of exchange in effect at the date of the transaction. Foreign currency monetary assets and liabilities are translated using rates of exchange at the balance sheet date. Foreign currency non-monetary assets and liabilities are translated using historical rates of exchange. Foreign currency transaction and translation gains or losses are included in the statements of operations.

Lease accounting versus revenue accounting

Contracts relating to our LNG carriers and FSRUs can take the form of operating leases, sales-type leases, direct financing leases and operating and services agreements. Although the substance of these contracts are similar, the accounting treatment varies. We outline our policies for determining the appropriate U.S. GAAP treatment below.

To determine whether a contract conveys a lease agreement for a period of time, we assess whether, throughout the period of use, the customer has both of the following:

•	the right to obtain substantially all of the economic benefits from the use of the identified asset; and
•	the right to direct the use of that identified asset.

If a contract relating to an asset fails to give the customer both of the above rights, we account for the agreement as a revenue contract. A contract relating to an asset will generally be accounted for as a revenue contract if the customer does not contract for substantially all of the capacity of the asset (i.e. another third party could contract for a meaningful amount of the asset capacity).

Where we provide services unrelated to an asset contract, we account for the services as a revenue contract.

Lease accounting

When a contract is designated as a lease, we make an assessment on whether the contract is an operating lease, sales-type lease, or direct financing lease. An agreement will be a sales-type lease if any of the following conditions are met:

•	ownership of the asset is transferred at the end of the lease term;
•	the contract contains an option to purchase the asset which is reasonably certain to be exercised;
•	the lease term is for a major part of the remaining useful life of the contract, although contracts entered into the last 25% of the asset’s useful life are not subject to this criterion;
•	the discounted value of the fixed payments under the lease represent substantially all of the fair value of the asset; or
•	the asset is heavily customized such that it could not be used for another charter at the end of the term.

Lessor accounting

In making the classification assessment, we estimate the residual value of the underlying asset at the end of the lease term with reference to broker valuations. None of our lease contracts contain residual value guarantees, and any purchase options are disclosed in note 9. Agreements with renewal and termination options in the control of the lessee are included together with the non-cancellable contract period in the lease term when “reasonably certain” to be exercised or if controlled by the lessor. The determination of reasonably certain depends on whether the lessee has an economic incentive to exercise the option. Generally, lease accounting commences when the asset is made available to the customer, however, where the contract contains specific customer acceptance testing conditions, lease accounting will not commence until the asset has successfully passed the acceptance test. We assess a lease under the modification guidance when there is change to the terms and conditions of the contract that results in a change in the scope or the consideration of the lease.

Costs directly associated with the execution of the lease or costs incurred after lease inception or the execution of the contract but prior to the commencement of the lease that directly relate to preparing the asset for the lease (i.e. bunker costs), are capitalized and amortized to the consolidated statements of operations over the lease term. We also defer upfront revenue payments (i.e. repositioning fees) to the consolidated balance sheets and amortize to the consolidated statements of operations over the lease term.

Time charter operating leases

Revenues include fixed minimum lease payments under time charters and fees for repositioning vessels. Revenues generated from time charters, which we classify as operating leases, are recorded over the term of the charter on a straight-line basis as service is provided and is included in "Time charter revenues" in our consolidated statement of operations. Variable revenue is accounted for as incurred in the relevant period. Fixed revenue includes fixed payments (including in-substance fixed payments that are unavoidable) and variable payments based on a rate or index. However, we do not recognize revenue if a charter has not been contractually committed to by a customer and us, even if the vessel has discharged its cargo and is sailing to the anticipated load port on its next voyage. For our operating leases, we have elected the practical expedient to combine our service revenue and operating lease income as the timing and pattern of transfer of the components are the same.

Repositioning fees (included in "Time charter revenues") received in respect of time charters are recognized at the end of the charter when the fee becomes fixed and determinable. However, where there is a fixed amount specified in the charter, which is not dependent upon redelivery location, the fee will be recognized evenly over the term of the charter.

Time charter sales-type leases

On inception of a sales-type lease for which we are lessor, we de-recognize the related asset and record "Net investment in leased vessel” on our consolidated balance sheets. The net investment in leased vessel represents the fixed payments due from the lessee, discounted at the rate implicit in the lease. We allocate sales-type lease income to the consolidated statements of operations in the "Interest income” line item to reflect a constant periodic rate of return on our sales-type lease investment.

For sales-type leases, non-lease revenue and operating and service agreements in connection with the time charters are recorded over the term of the charter as the service is provided. The transaction price is based on the standalone selling price for the service.

Amounts are presented net of allowances for credit losses, which are assessed at the individual lease level, reflecting the risk profile for each vessel unique to each project. The allowance is calculated by multiplying the balance exposed on default by the probability of default and loss given default over the term of the lease. The exposure at default is calculated net of the vessel collateral that is returned on default. As forecasts for counterparty probability of default and loss given default are not readily available or supportable for the life of the applicable instrument, annualized rates have been applied based on a 5-year period forecast. A probability weighting has been applied to each period of default over the remaining instrument life.

Lessor expense recognition

Initial direct costs (those directly related to the negotiation and consummation of the lease) are deferred and allocated to earnings over the lease term.

Under our time charters, the majority of voyage expenses are paid by our customers. Voyage related expenses, principally fuel, may also be incurred when positioning or repositioning the vessel before or after the period of time charter and during periods when the vessel is not under charter or is off-hire, for example when the vessel is undergoing repairs. These expenses are recognized as incurred.

Vessel operating expenses, which are recognized when incurred, include crewing, repairs and maintenance, insurance, stores, lube oils, communication expenses and third party management fees.

Use of estimates

The preparation of financial statements requires that management make estimates and assumptions affecting the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

In assessing the recoverability of our vessels’ carrying amounts, we make assumptions regarding estimated future cash flows, estimates in respect of residual or scrap value, charter rates, ship operating expenses, and drydocking requirements.

Investment in affiliate
Affiliates are entities over which we generally have between 20% and 50% of the voting rights, or over which we have significant influence, but over which we do not exercise control or have the power to control the financial and operational policies. Investments in these entities are accounted for by the equity method of accounting. Affiliates are also entities in which we hold a majority ownership interest, but we do not control, due to other parties' participating rights. Under the equity method of accounting, we record our investment in the affiliate at cost, and adjust the carrying amount for our share of the earnings or losses of the affiliate subsequent to the date of the investment and report the recognized earnings or losses in income. Dividends received from an affiliate reduce the carrying amount of the investment. The excess, if any, of the purchase price over book value of our investments in equity method affiliates, or basis difference, is included in the consolidated balance sheets as "Investment in affiliate". We allocate the basis difference across the assets and liabilities of the affiliate, with the residual assigned to goodwill. The basis difference will then be amortized through the consolidated statements of operations as part of the equity method of accounting. When our share of losses in an affiliate equals or exceeds the value of our interest, we do not recognize further losses, unless we have incurred obligations or made payments on behalf of the affiliate.

We recognize gains and losses in earnings based on the economic results allocated based on a contractual agreement, net of interest, tax and basis difference amortization.

Guarantees
Guarantees issued by us, excluding those that are guaranteeing our own performance, are recognized at fair value at the time that the guarantees are issued, and reported in “Other current liabilities” and "Other non-current liabilities". A liability is recognized in " investment in affiliate" for an amount corresponding to the fair value of the obligation undertaken in issuing the guarantee. If it becomes probable that we will have to perform under a guarantee, we will recognize an additional liability if (and when) the amount of the loss can be reasonably estimated. The recognition of fair value is not required for certain guarantees such as the parent's guarantee of a subsidiary's debt to a third party. For those guarantees excluded from the above guidance requiring recognition of the liability for its fair value, financial statement disclosures of such items are made. Financial guarantees are assessed for credit losses, and any allowance is presented as a liability for off-balance sheet credit exposures where the balance exceeds the collateral provided over the remaining instrument life. The allowance is assessed at the individual guarantee level, calculated by multiplying the balance exposed on default by the probability of default and loss given default over the term of the guarantee.

Business combinations

When the assets acquired and liabilities assumed constitute a business, then the acquisition is a business combination. If substantially all of the fair value of the gross asset acquired is concentrated in a single identifiable asset or group of similar identifiable assets, the asset is not considered a business. Business combinations are accounted for under the acquisition method. On acquisition, the identifiable assets, liabilities and contingent liabilities are measured at their fair values at the date of acquisition. Any excess of the cost of acquisition over the fair values of the identifiable net assets acquired is recognized as goodwill. In instances where the cost of acquisition is lower than the fair values of the identifiable net assets acquired (i.e. bargain purchase), the difference is credited to the statement of operations in the period of acquisition. The consideration transferred for an acquisition is measured at fair value of the consideration given. Acquisition related costs are expensed as incurred. The results of operations of acquired businesses are included from the date of acquisition.

If the initial accounting for a business combination is incomplete by the end of the reporting period in which the combination occurs, we will recognize a measurement-period adjustment during the period in which we determine the amount of the adjustment, including the effect on earnings of any amounts we would have recorded in previous periods if the accounting had been completed at the acquisition date.

Income taxes

Income taxes are based on a separate return basis. The guidance on income taxes prescribes a recognition threshold and measurement attributes for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Penalties and interest related to uncertain tax positions are recognized in “Income taxes” in our consolidated statements of operations.

Deferred tax assets and liabilities are recognized principally for the expected tax consequences of temporary differences between the tax bases of assets and liabilities and their reported amounts. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Realization of the deferred income tax asset is dependent on generating sufficient taxable income in future years.

We use a two-step approach for recognizing and measuring tax benefits taken or expected to be taken in a tax return regarding uncertainties in income tax positions. The first step is recognition: we determine whether it is more likely than not that a tax position will be sustained upon examination, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The second step is measurement: a tax position that meets the more-likely-than-not recognition threshold is measured to determine the amount of benefit to recognize in the financial statements. The tax position is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement.

Cash and cash equivalents

We consider all demand and time deposits and highly liquid investments with original maturities of three months or less to be equivalent to cash. Amounts are presented net of allowances for credit losses, which are assessed based on consideration of whether the balances have short-term maturities and whether the counterparty has an investment grade credit rating, limiting any credit exposure.

Restricted cash and short-term deposits

Restricted cash and short-term deposits consist of bank deposits, which may only be used to settle certain pre-arranged loan or lease payments, other claims which requires us to restrict cash, performance bonds related to charters, cash collateral required for certain swaps, and cash held by the VIE. We consider all short-term deposits as held to maturity. These deposits are carried at amortized cost. We place our short-term deposits primarily in fixed term deposits with high credit quality financial institutions. Amounts are presented net of allowances for credit losses, which are assessed based on consideration of whether the balances have short-term maturities and whether the counterparty has an investment grade credit rating, reducing any credit exposure.

Trade accounts receivable

Trade receivables are presented net of allowances for expected credit losses. At each balance sheet date, all potentially uncollectible accounts are assessed individually for the purposes of determining the appropriate allowance for expected credit loss. The expected credit loss allowance is calculated using a loss rate applied against an aging matrix, with assets pooled based on the vessel type that generated the underlying revenue (LNG carrier or FSRU), which reflects similar credit risk characteristics.

Our trade receivables have short maturities so we have considered that forecasted changes to economic conditions will have an insignificant effect on the estimate of the allowance, except in extraordinary circumstances.

Allowance for credit losses

Financial assets recorded at amortized cost and off-balance sheet credit exposures not accounted for as insurance (including financial guarantees) reflect an allowance for current expected credit losses ("credit losses") over the lifetime of the instrument. The allowance for credit losses reflects a deduction to the net amount expected to be collected on the financial asset. Amounts are written off against the allowance when management believes the uncollectability of a balance is confirmed or certain. Expected recoveries will not exceed the aggregate of amounts previously written-off or current credit loss allowance by financial asset category. We estimate expected credit losses based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. We have elected to calculate expected credit losses on the combined balance of both the amortized cost and accrued interest from the unpaid principal balance. Specific calculation of our credit allowances are included in the respective accounting policies included herein; all other financial assets are assessed on an individual basis calculated using the method we consider most appropriate for each asset.

Inventories

Inventories, which are comprised principally of fuel, lubricating oils and vessel spares, are stated at the lower of cost or market value. Cost is determined on a first-in, first-out basis.

Vessels and equipment

Vessels are stated at cost less accumulated depreciation. The cost of vessels less the estimated residual value is depreciated on a straight-line basis over the assets’ remaining useful economic lives. Management estimates the residual values of our vessels based on a scrap value cost of steel and aluminum times the weight of the vessel noted in lightweight tons. Residual values are periodically reviewed and revised to recognize changes in conditions, new regulations or other reasons.

The cost of building mooring equipment is capitalized and depreciated over the initial lease term of the related charter.

Refurbishment costs incurred during the period are capitalized as part of vessels and depreciated over the vessels’ remaining useful economic lives. Refurbishment costs are costs that appreciably increase the capacity, or improve the efficiency or safety of vessels and equipment.

Drydocking expenditures are capitalized when incurred and amortized over the period until the next anticipated drydocking, which is generally every five years. For vessels that are newly built or acquired, we have adopted the “built-in overhaul” method of accounting. The built-in overhaul method is based on the segregation of vessel costs into those that should be depreciated over the useful life of the vessel and those that require drydocking at periodic intervals to reflect the different useful lives of the components of the assets. The estimated cost of the drydocking component is amortized until the date of the first drydocking following acquisition, upon which the cost is capitalized and the process is repeated. When a vessel is disposed, any unamortized drydocking expenditure is charged against income in the period of disposal.

Useful lives applied in depreciation are as follows:

Vessels (excluding converted FSRUs)	40 years
Vessels - converted FSRUs	20 years from conversion date
Drydocking expenditure	5 years
Mooring equipment	11 years

Vessel under finance lease

We lease one vessel under an agreement that has been accounted for as a finance lease. Obligations under finance lease are carried at the present value of future minimum lease payments, and the asset balance is amortized on a straight-line basis over the remaining economic useful life of the vessel. Interest expense is calculated at a constant rate over the term of the lease.

Depreciation of the vessel under finance lease is included within depreciation and amortization expense in the statement of operations. The vessel under finance lease is depreciated on a straight-line basis over the vessel’s remaining useful economic life, based on a useful life of 40 years. Refurbishment costs and drydocking expenditures incurred in respect of the vessel under finance lease is accounted for consistently as that of an owned vessel.

Our finance lease is ‘funded’ via long term cash deposits which closely match the lease liability. Future changes in the lease liability arising from interest rate changes are only partially offset by changes in interest income on the cash deposits, and where differences arise, this is funded by, or released to, available working capital.

Income derived from the sale of subsequently leased assets is deferred and amortized in proportion to the amortization of the leased assets (see note 22). Amortization of deferred income is offset against depreciation and amortization expense in the statement of operations.

Intangible assets

Intangible assets pertain to customer related and contract based assets representing primarily long-term time charter party agreements acquired in connection with the acquisition of certain businesses from Golar (business combinations). Intangible assets identified are recorded at fair value. Fair value is determined by reference to the discounted amount of expected future cash flows. These intangible assets are amortized over the term of the time charter party agreement and the amortization expense is included in the statement of operations in the depreciation and amortization line item. Impairment testing is performed when events or changes in circumstances indicate that the carrying amount of the intangible asset may not be recoverable.

Impairment of long-lived assets

We continually monitor events and changes in circumstances that could indicate carrying amounts of long-lived assets may not be recoverable. In assessing the recoverability of our vessels’ carrying amounts, we make assumptions regarding estimated future cash flows and estimates in respect of residual scrap value. Management performs an annual impairment assessment and when such events or changes in circumstances are present, we assess the recoverability of long-term assets by determining whether the carrying value of such assets will be recovered through undiscounted expected future cash flows. If the total of the future cash flows is less than the carrying amount of those assets, an impairment loss shall be measured as the amount by which the carrying amount of a long-lived asset (asset group) exceeds its fair value.

During the year ended December 31, 2020, following the novel coronavirus ("COVID-19") outbreak and its impact on our operations, we considered whether indicators of impairment existed that could indicate that the carrying amounts of the vessels may not be recoverable or whether changes in circumstances had occurred to warrant a change in the assumptions. We performed a recoverability test and concluded no impairment should be recognized on our vessels as of December 31, 2020.

Deferred charges

Costs associated with long-term financing, including debt arrangement fees, are deferred and amortized over the term of the relevant loan under the effective interest method. Amortization of debt issuance cost is included in "Interest expense". These costs are presented as a deduction from the corresponding liability, consistent with debt discounts.

Provisions

In the ordinary course of business, we are subject to various claims, suits and complaints. Management, in consultation with internal and external advisers, will provide for a contingent loss in the financial statements if the contingency was present at the date of the financial statements and the likelihood of loss was probable and the amount can be reasonably estimated. If we have determined that the reasonable estimate of the loss is a range and there is no best estimate within the range, we will provide the lower amount within the range.

Derivatives

We use derivatives to reduce market risks associated with our operations. We use interest rate swaps for the management of interest risk exposure. The interest rate swaps effectively convert a portion of our debt from a floating to a fixed rate over the life of the transactions without an exchange of underlying principal.

We seek to reduce our exposure to fluctuations in foreign exchange rates through the use of foreign currency forward contracts.

All derivative instruments are initially recorded at fair value as either assets or liabilities in the accompanying consolidated balance sheets and subsequently remeasured to fair value, regardless of the purpose or intent for holding the derivative.

Where the fair value of a derivative instrument is a net liability, the derivative instrument is classified in “Other current liabilities” in the consolidated balance sheets. Where the fair value of a derivative instrument is a net asset, the derivative instrument is classified in “Other current assets” or “Other non-current assets” in the consolidated balance sheets depending on its maturity. The method of recognizing the resulting gain or loss is dependent on whether the derivative contract is designed to hedge a specific risk and qualifies for hedge accounting. For derivative instruments that are not designated i.e. economic hedges and/or those that do not qualify for hedge accounting purposes, the changes in fair value of the derivative instruments are recognized in earnings and recorded each period in current earnings in “Gains/(losses) on derivative instruments”.

Cash flows from derivative instruments that are accounted for as cash flow hedges are classified in the same category as the cash flows from the items being hedged. We have no existing interest rate swaps held for hedging.

Unit-based compensation

We expense the fair value of unit options issued to employees over the period the options vest. We amortize unit-based compensation for awards on a straight-line basis over the period during which the employee is required to provide service in exchange for the reward - the requisite service (vesting) period. No compensation cost is recognized for unit options for which employees do not render the requisite service. The fair value of employee unit options is estimated using the Black-Scholes option-pricing model.

Fair value measurements

We account for fair value measurements in accordance with the accounting standards guidance using fair value to measure assets and liabilities. The guidance provides a single definition of fair value, together with a framework for measuring it, and requires additional disclosure about the use of fair value to measure assets and liabilities.

Related parties

Parties are related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also related if they are under common control with, or subject to significant influence by, another party. Amounts owed from or to related parties are presented net of allowances for credit losses, which are calculated using a loss rate applied against an aging matrix.

Segment reporting

A segment is a distinguishable component of the business that is engaged in business activities from which we earn revenues and incur expenses whose operating results are regularly reviewed by our Board of Directors, being the Chief Operating Decision Maker (CODM), and which are subject to risks and rewards that are different from those of other segments. We have identified three reportable industry segments: FSRUs, LNG carriers and FLNG.

3. RECENTLY ISSUED ACCOUNTING STANDARDS

Adoption of new accounting standards

In June 2016, the Financial Accounting Standards Board (the “FASB”) issued ASU 2016-13 Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments and subsequent amendments, including ASU 2018-19, ASU 2019-04 and ASU 2019-11: Codification Improvements to Topic 326 ‘‘Financial Instruments-Credit Losses”. Topic 326 replaces the incurred loss impairment methodology with a requirement to recognize lifetime expected credit losses (measured over the contractual life of the instrument) immediately, based on information about past events, current conditions and forecasts of future economic conditions. This will reflect the net amount expected to be collected from the financial asset and is referred to as the current expected credit losses, or "CECL", methodology, with measurement applicable to financial assets measured at amortized cost as well as off-balance sheet credit exposures not accounted for as insurance (including financial guarantees). Topic 326 also makes changes to the accounting for available-for-sale debt securities and purchased credit deteriorated financial assets, however, no such financial assets existed on date of adoption or in the reporting periods covered by these consolidated financial statements.

Using the modified retrospective method, reporting periods beginning from January 1, 2020 are presented under Topic 326 while comparative periods continue to be reported in accordance with previously applicable GAAP and have not been restated. The cumulative effect of adoption on January 1, 2020 resulted in recognition of an allowance for credit losses on our consolidated balance sheets of $0.5 million (of which $0.3 million reflects a reduction to line-item ‘Other current assets’ and $0.2 million represents a reduction to line-items ‘Current portion of investment in leased vessel, net’ and ‘Investment in leased vessel, net’), with an offset to total equity of $0.5 million.

In August 2018, the FASB issued ASU 2018-13 Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement. The amendments in this ASU remove some disclosure requirements relating to transfers between Level 1 and Level 2 of the fair value hierarchy and introduced new disclosure requirements for Level 3 measurements. We adopted the disclosure improvements prospectively on January 1, 2020, but this amendment has not had a material impact on our disclosure requirements as we do not have any transfers between Level 1 and Level 2 and we have no Level 3 measurements as of December 31, 2020.

In October 2018, the FASB issued ASU 2018-17 Consolidation (Topic 810) - Targeted Improvements to Related Party Guidance for Variable Interest Entities, effective January 1, 2020. The amendments in this ASU specify that for the purposes of determining whether a decision-making fee is a variable interest, a company is now required to consider indirect interests held through related parties under common control on a proportionate basis as opposed to as a direct investment. We are required to adopt the codification improvements retrospectively using a cumulative-effect method to retained earnings of the earliest period presented herein, but the amendment had no impact on historic consolidation assessments or retained earnings.

In March 2020, the FASB issued ASU 2020-03 Financial Instruments (Topic 825) - Codification Improvements. The amendments in this ASU propose seven clarifications to improve the understandability of existing guidance, including that fees between debtor and creditor and third-party costs directly related to exchanges or modifications of debt instruments include line-of-credit or revolving debt arrangements. We adopted the codification improvements that were effective on issuance from January 1, 2020 under the specified transition approach connected with each of the codification improvements. These amendments have not had a material impact on our consolidated financial statements or related disclosures, including retained earnings, as of January 1, 2020.

Accounting pronouncements that have been issued but not yet adopted

The following table provides a brief description of other recent accounting standards that have been issued but not yet adopted:

Standard	Description	Date of Adoption	Effect on our Consolidated Financial Statements or Other Significant Matters
ASU 2019-12 Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes.	The amendment removes certain exceptions previously available and provides some additional calculation rules to help simplify the accounting for income taxes.	January 1, 2021	No impacts are expected as a result of the adoption of this ASU.
ASU 2020-04 Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting. and ASU 2021-01 Reference Rate Reform (Topic 848): Scope.
The amendments provide temporary optional expedients and exceptions for applying U.S. GAAP to contracts, hedging relationships, and other transactions affected by reference rate reform if certain criteria are met. The applicable expedients for us are in relation to modifications of contracts within the scope of Topic 310, Receivables, Topic 470, Debt, and Topic 842, Leases. This optional guidance may be applied prospectively from any date beginning March 12, 2020 and cannot be applied to modifications that occur after December 31, 2022.
		Under evaluation	Under evaluation
ASU 2020-06 Debt with equity and other options (Topic 470) and contracts in Entity’s Own Equity (Topic 815).
The amendments simplify the issuer’s accounting for convertible instruments and its application of the equity classification guidance. The new guidance eliminates some of the existing models for assessing convertible instruments, which results in more instruments being recognized as a single unit of account on the balance sheet and expands disclosure requirements. The new guidance simplifies the assessment of contracts in an entity’s own equity and existing EPS guidance in ASC 260. This optional guidance is effective on a modified retrospective basis on January 1, 2022.
		Under evaluation	No impacts are expected as a result of the adoption of this ASU.

4. SUBSIDIARIES

The following table lists our significant subsidiaries and their purpose as of December 31, 2020. Unless otherwise indicated, we own 100% of each subsidiary.

Name	Jurisdiction of Incorporation	Purpose
Golar Partners Operating LLC	Marshall Islands	Holding Company
Golar LNG Holding Corporation	Marshall Islands	Holding Company
Golar Maritime (Asia) Inc.	Republic of Liberia	Holding Company
Golar Servicos de Operacao de Embaracaoes Limited	Brazil	Management Company
Golar Winter Corporation	Marshall Islands	Owns Golar Winter
Golar Winter UK Ltd	United Kingdom	Operates Golar Winter
Golar Spirit Corporation	Marshall Islands	Owns Golar Spirit
Faraway Maritime Shipping Company (60% ownership)	Republic of Liberia	Owns and operates Golar Mazo
Golar LNG 2215 Corporation	Marshall Islands	Leases Methane Princess
Golar 2215 UK Ltd	United Kingdom	Operates Methane Princess
Golar Freeze Holding Corporation	Marshall Islands	Owns Golar Freeze
Golar Freeze UK Ltd	United Kingdom	Operates Golar Freeze
Golar Khannur Corporation	Marshall Islands	Holding Company
Golar LNG (Singapore) Pte. Ltd.	Singapore	Holding Company
PT Golar Indonesia*	Indonesia	Owns and operates NR Satu
Golar Grand Corporation	Marshall Islands	Owns and operates Golar Grand
Golar LNG 2234 LLC	Republic of Liberia	Owns and operates Golar Maria
Golar Hull M2031 Corporation	Marshall Islands	Owns and operates Golar Igloo
Golar Eskimo Corporation**	Marshall Islands	Leases and operates Golar Eskimo

* We hold all of the voting stock and control all of the economic interests in PT Golar Indonesia (“PTGI”) pursuant to a Shareholder’s Agreement with the other shareholder of PTGI, PT Pesona Sentra Utama (“PT Pesona”). PT Pesona holds the remaining 51% interest in the issued share capital of PTGI.

** The above table excludes Eskimo SPV, from which we lease one of our vessels, the Golar Eskimo, under a sale and leaseback. See note 5.

5. VARIABLE INTEREST ENTITIES (“VIEs”)

Eskimo SPV

As of December 31, 2020 and 2019, we leased one vessel from a VIE under a finance lease with a wholly-owned subsidiary, Sea 23 Leasing Co. Limited (“Eskimo SPV”) of China Merchants Bank Leasing (“CMBL”). Eskimo SPV is a special purpose vehicle (SPV).

In November 2015, we sold the Golar Eskimo to Eskimo SPV and subsequently leased back the vessel under a bareboat charter for a term of ten years. From the third year anniversary of the commencement of the bareboat charter, we have an annual option to repurchase the vessel at fixed pre-determined amounts, which we have not exercised. The next repurchase option is in November 2021. We have an obligation to repurchase the Golar Eskimo at the end of the ten year lease period.

While we do not hold any equity investment in Eskimo SPV, we have determined that we have a variable interest in Eskimo SPV and that Eskimo SPV is a VIE. Based on our evaluation of the bareboat agreement we have concluded that we are the primary beneficiary of Eskimo SPV and, accordingly, have consolidated Eskimo SPV into our financial results. We did not record any gain or loss from the sale of the Golar Eskimo to Eskimo SPV, and we continued to report the vessel in our consolidated financial statements at the same carrying value, as if the sale had not occurred, and our contractual debt with the Eskimo SPV eliminates on consolidation.

The equity attributable to CMBL in Eskimo SPV is included in "Non-controlling interests" in our consolidated results. As of December 31, 2020 and 2019, the Golar Eskimo is reported under “Vessels and equipment, net” in our consolidated balance sheets.

The following table gives a summary of the sale and leaseback arrangement, including repurchase options and obligation as of December 31, 2020:

Vessel	Effective from	Sales value (in $ millions)	Subsequent repurchase option (in $ millions)	Subsequent repurchase option	Repurchase obligation at end of lease term (in $ millions)	End of lease term
Golar Eskimo	November 2015	285.0	189.1	November 2021	128.3	November 2025

A summary of our payment obligations under the bareboat charter with Eskimo SPV as of December 31, 2020 is shown below:

(in thousands of $)	2021	2022	2023	2024	2025
Golar Eskimo*	19,724	19,230	18,893	18,685	15,358

*The payment obligation table above includes variable rental payments due under the lease based on an assumed LIBOR plus margin but excludes the repurchase obligation at the end of lease term.

The most significant impact of consolidation of Eskimo SPV’s liabilities on our consolidated balance sheets is as follows:

(in thousands of $)	2020	2019
Liabilities
Short-term debt (note 21)	11,083	11,436
Long-term debt (note 21)	153,384	169,395

The most significant impact of consolidation of Eskimo SPV’s operations on our consolidated statement of operations is interest expense of $5.7 million, $7.6 million and $8.0 million for the years ended December 31, 2020, 2019, and 2018 respectively. The most significant impact of consolidation of Eskimo SPV’s cash flows on our consolidated statement of cash flows is net cash of $22.1 million, $20.1 million, and $12.8 million used in financing activities for the years ended December 31, 2020, 2019, and 2018, respectively.

Hilli LLC

On July 12, 2018, we acquired an interest in the Hilli through the acquisition of 50% of the Hilli Common Units for a purchase price of $658 million less assumed net lease obligations and net of working capital adjustments. Concurrently with the closing of the Hilli Acquisition, we have determined that (i) Hilli LLC is a VIE, (ii) Golar is the primary beneficiary and retains sole control over the most significant activities and the greatest exposure to variability in residual returns and expected losses from the Hilli and (iii) we are not the primary beneficiary. Thus, Hilli LLC was not consolidated into our financial statements.

As of December 31, 2020, our maximum exposure as a result of our ownership in the Hilli LLC is the carrying value of our investment in affiliate of $185.6 million (note 10) and the outstanding portion of the Hilli Facility which we have guaranteed (note 25).

PTGI

We consolidate PTGI, which owns the NR Satu, in our consolidated financial statements effective September 28, 2011. PTGI became a VIE, and we became its primary beneficiary upon our agreement to acquire all of Golar’s interests in certain subsidiaries that own and operate the NR Satu on July 19, 2012. We consolidate PTGI as we hold all of the voting stock and control all of the economic interests in PTGI.

The following table summarizes the balance sheets of PTGI as of December 31, 2020 and 2019:

(in thousands of $)	2020	2019
ASSETS
Cash	11,040	13,108
Restricted cash (note 17)	8,723	9,543
Vessels and equipment, net*	206,315	227,418
Other assets	7,373	3,158
Total assets	233,451	253,227

LIABILITIES AND EQUITY
Accrued liabilities	4,077	2,704
Current portion of long-term debt	14,462	14,382
Amounts due to related parties	19,901	51,203
Other current liabilities	1,076	974
Long-term debt	44,403	58,865
Total liabilities	83,919	128,128
Total equity	149,532	125,099
Total liabilities and equity	233,451	253,227

*PTGI recorded the NR Satu at the acquisition price when it purchased the vessel from a Golar related party entity. However, as of the date of the acquisition of the subsidiaries which own and operate the NR Satu, the acquisition was deemed to be a reorganization of entities under common control, and accordingly, we recorded the NR Satu at historical book values.

Trade creditors of PTGI have no recourse to our general credit. The long-term debt of PTGI is secured against the NR Satu and has been guaranteed by us.

PTGI paid no dividends to PT Pesona during each of the years ended December 31, 2020, 2019 and 2018.

6. SEGMENT INFORMATION

A segment is a distinguishable component of the business that is engaged in business activities from which we earn revenues and incur expenses whose operating results are regularly reviewed by the CODM, and which are subject to risks and rewards that are different from those of other segments.

As of December 31, 2020, we operate in the following three reportable segments: FSRUs, LNG carriers and FLNG.

•	FSRUs are vessels that are permanently located offshore to regasify LNG. Six of our vessels are FSRUs, of which one vessel is in cold layup;
•	LNG carriers are vessels that transport LNG and are compatible with many LNG loading and receiving terminals globally. Four of our vessels are LNG carriers, of which one vessel is in cold layup; and
•	FLNG is a vessel that is moored above an offshore natural gas field on a long-term basis. A FLNG receives, liquefies and stores LNG at sea and transfers it to LNG carriers that berth while offshore.

The accounting policies applied to the reportable segments are the same as those applied in the Consolidated Financial Statements, except that our equity in net earnings of affiliate is presented under the effective share of interest consolidation method for the segment reporting.

	December 31, 2020
(in thousands of $)	FSRU(1)	LNG Carrier	FLNG(2)	Unallocated(3)	Total Segment Reporting	Elimination(4)	Consolidated Reporting
Statement of operations:
Total operating revenues	229,530	55,204	104,271	—	389,005	(104,271)	284,734
Vessel operating expenses	(38,570)	(17,939)	(22,701)	—	(79,210)	22,701	(56,509)
Voyage and commission expenses	(4,613)	(3,373)	—	—	(7,986)	—	(7,986)
Administrative expenses(5)	(9,594)	(5,773)	(1,408)	—	(16,775)	1,408	(15,367)
Amount invoiced under sales-type lease(6)	18,300	—	—	—	18,300	(18,300)	—
Adjusted EBITDA	195,053	28,119	80,162	—	303,334	(98,462)	204,872
Balance sheet:
Total assets (7)	1,033,742	486,214	185,562	322,143	2,027,661	—	2,027,661
Other segmental financial information:
Capital expenditure(7)	(2,902)	(1,242)	—	—	(4,144)	—	(4,144)

	December 31, 2019
(in thousands of $)	FSRU(1)	LNG Carrier	FLNG(2)	Unallocated(3)	Total Segment Reporting	Elimination(4)	Consolidated Reporting
Statement of operations:
Total operating revenues	240,695	58,957	104,073	—	403,725	(104,073)	299,652
Vessel operating expenses	(40,978)	(19,980)	(23,042)	—	(84,000)	23,042	(60,958)
Voyage and commission expenses	(4,467)	(3,181)	(230)	—	(7,878)	230	(7,648)
Administrative expenses(5)	(8,090)	(5,322)	(1,093)	—	(14,505)	1,093	(13,412)
Amount invoiced under sales-type lease(6)	11,500	—	—	—	11,500	(11,500)	—
Adjusted EBITDA	198,660	30,474	79,708	—	308,842	(91,208)	217,634
Balance sheet:
Total assets (7)	1,079,369	510,558	193,270	322,415	2,105,612	—	2,105,612
Other segmental financial information:
Capital expenditure(7)	(13,465)	(15)	—	—	(13,480)	—	(13,480)

	December 31, 2018
(in thousands of $)	FSRU	LNG Carrier	FLNG(2)	Unallocated(3)	Total Segment Reporting	Elimination(4)	Consolidated Reporting
Statement of operations:
Total operating revenues	294,889	51,761	49,754	—	396,404	(49,754)	346,650
Vessel operating expenses	(42,736)	(22,511)	(9,834)	—	(75,081)	9,834	(65,247)
Voyage and commission expenses	(7,138)	(4,084)	(434)	—	(11,656)	434	(11,222)
Administrative expenses(5)	(9,384)	(5,425)	(1,306)	—	(16,115)	1,306	(14,809)
Adjusted EBITDA	235,631	19,741	38,180	—	293,552	(38,180)	255,372
Balance sheet:
Total assets (7)	1,115,663	534,805	206,180	384,169	2,240,817	—	2,240,817
Other segmental financial information:
Capital expenditure (7)	(28,307)	(13,894)	—	—	(42,201)	—	(42,201)

(1) Includes revenue relating to operating and service contracts, that is a non-lease component of sales-type leases recognized on a straight line basis over the contract term.
(2) Relates to the effective share of revenues, expenses and Adjusted EBITDA attributable to our 50% ownership of the Hilli Common Units which we acquired in July 2018 (see note 10). The earnings attributable to our investment in Hilli LLC are reported in the equity in net earnings of affiliate on the consolidated statement of operations.
(3) Relates to assets not allocated to a segment, but included to reflect the total assets in the consolidated balance sheets.
(4) Eliminations reverse the effective earnings attributable to our 50% ownership of the Hilli Common Units and the amounts invoiced under the sales-type lease. There are no transactions between reportable segments.
(5) Indirect administrative expenses are allocated to the FSRU and LNG carrier segments based on the number of vessels while administrative expenses for FLNG relate to our effective share of expenses attributable to our 50% ownership of the Hilli Common Units.
(6) This represents the actual invoiced amounts on the Golar Freeze sales-type lease. As the income generated from the Golar Freeze sales-type lease is not reflected in our total operating revenues, we have included the amounts invoiced under the lease in arriving at our FSRU Adjusted EBITDA to enable comparability with the rest of our FSRU segment's charters.
(7) Total assets and capital expenditure by segment refers to our principal assets and capital expenditure relating to our vessels, including the net investment in leased vessel.

Revenues from external customers

During 2020, our FSRUs and LNG carriers operated under medium to long-term time charters with eight charterers, including, among others, Petrobras, PT Nusantara Regas (“PTNR”), the Hashemite Kingdom of Jordan (“Jordan”), and Kuwait National Petroleum Company (“KNPC”).

For the years ended December 31, 2020, 2019 and 2018, revenues from each of the following customers accounted for over 10% of our total consolidated operating revenues:

(in thousands of $)	Segment	2020		2019		2018
PTNR	FSRU	68,196	24%	68,089	23%	68,474	17%
Petrobras	FSRU	64,841	23%	64,368	21%	63,098	16%
Jordan	FSRU	55,639	20%	57,535	19%	57,337	14%
KNPC	FSRU	32,708	11%	40,379	13%	48,093	12%
Dubai Supply Authority	FSRU	—	—	—	—	56,823	14%

Geographical data

The following geographical data presents our consolidated reporting information: revenues from customers and fixed assets with respect only to our FSRUs, while operating under long-term charters, at specific locations. LNG carriers operate on a worldwide basis and are not restricted to specific locations. Accordingly, it is not possible to allocate the assets of these operations to specific countries:

Revenues (in thousands of $)	2020	2019	2018
Indonesia	68,196	68,089	68,474
Brazil	64,841	64,368	63,098
Jordan	55,639	57,535	57,337
Kuwait	32,708	40,379	48,093
United Arab Emirates	—	—	56,823

Fixed assets (in thousands of $)	2020	2019
Jordan	247,776	254,881
Kuwait	257,498	262,530
Brazil	194,129	203,889
Indonesia	134,940	149,247

7. (LOSSES)/GAINS ON DERIVATIVES AND OTHER FINANCIAL ITEMS, NET

(in thousands of $)	2020	2019	2018

Mark-to-market (losses)/gains for interest rate swap derivatives	(35,306)	(43,746)	(1,455)
Interest income/(expense) on un-designated interest rate swaps	(16,616)	4,950	2,161
Mark-to-market adjustment on Earn-Out Units (1)	—	—	7,400
(Losses)/gains on derivative instruments, net	(51,922)	(38,796)	8,106

Foreign exchange (losses)/gains on finance lease obligations and related restricted cash	(71)	(941)	1,105
Amortization of Partnership guarantee (note 25)	1,772	2,065	503
Financing arrangement fees and other costs	(441)	(531)	(1,363)
Foreign exchange gains/(losses) on operations	(260)	82	(837)
Other financial items, net	1,000	675	(592)

(1)
This relates to the mark-to-market movement on the Earn-Out Units issued in connection with the IDR reset transaction in October 2016 which were recognized as a derivative liability in our consolidated balance sheets. In October 2018, we declared a reduced quarterly distribution of $0.4042 per common unit. Consequently, the second tranche of Earn-Out Units was not issued. Accordingly, we recognized a $nil valuation on the Earn-Out Units derivatives as of December 31, 2018, resulting in a mark-to-market gain related to the Earn-Out Units. See notes 28 and 29.

8. INCOME TAXES

The components of income tax expense are as follows:

(in thousands of $)	2020	2019	2018
Current tax expense	14,653	14,342	15,737
Deferred tax expense	2,114	3,620	1,728
Total income tax expense	16,767	17,962	17,465

The income taxes for the years ended December 31, 2020, 2019 and 2018 differed from the amounts computed by applying the Marshall Islands statutory income tax rate of 0% for all years as follows:

(In thousands of $)	2020	2019	2018
Effect of taxable income in various countries	15,590	18,023	16,342
Effect of change on uncertain tax positions	1,177	(61)	1,329
Effect of recognition of deferred tax asset	—	—	(206)
Total tax expense	16,767	17,962	17,465

Pursuant to the Internal Revenue Code of the United States (the “Code”), U.S. source income from the international operations of vessels is generally exempt from U.S. tax if the company operating the ships meets certain requirements. Among other things, in order to qualify for this exemption, the company operating the ships must be incorporated in a country which grants an equivalent exemption from income taxes to U.S. citizens and U.S. corporations and must either satisfy certain public trading requirements or be more than 50% owned by individuals who are residents, as defined, in such country or another foreign country that grants an equivalent exemption to U.S. citizens and U.S. corporations. We believe that we satisfied these requirements and therefore by virtue of the above provisions, we were not subject to tax on our U.S. source income.

Jurisdictions open to examination

The earliest tax years that remain subject to examination by the major taxable jurisdictions in which we operate are UK (2019), Brazil (2015), Indonesia (2017), Kuwait (2020), Jordan (2015) and Barbados (2017). Interest and penalties charged to “Income taxes” in our statement of operations amounted to $0.1 million, $0.2 million and $0.1 million for the years ended December 31, 2020, 2019 and 2018 respectively.

Deferred taxes

Deferred income taxes reflect the impact of temporary differences between the amount of assets and liabilities recognized for financial reporting purposes and such amounts recognized for tax purposes.

(in thousands of $)	2020	2019
At January 1
Deferred tax assets	—	103
Deferred tax liabilities (note 23)	(10,643)	(7,126)
	(10,643)	(7,023)
Recognized in the year
Adjustment in respect of prior year	—	(1,537)
Recognition of deferred tax liability on fixed asset temporary differences	(2,114)	(2,083)
	(2,114)	(3,620)
At December 31
Deferred tax assets	—	—
Deferred tax liabilities (note 23)	(12,757)	(10,643)
	(12,757)	(10,643)

There is no deferred tax asset as of December 31, 2020 and December 31, 2019.

The total deferred tax liability as of December 31, 2020 and 2019, related to the accounting net book value of the Golar Eskimo, operated under time charter in Jordan, being greater than the tax written down value, arising from excess of tax depreciation over accounting depreciation.

There are no potential deferred tax liabilities arising on undistributed earnings within the Partnership. This is because either: (i) no tax would arise on distribution, or (ii) in the case of PTGI, the Partnership intends to utilize surplus earnings to reduce borrowings or reinvest its earnings, as opposed to making any distribution.

9. OPERATING LEASES

The minimum contractual future rentals represent revenues to be recognized on a straight line basis for each of the following periods, as of December 31, 2020:

Year ending December 31, (in thousands of $)	Total
2021	266,522
2022	229,890
2023	137,300
2024	109,944
2025 and thereafter	25,961
Total	769,617

Minimum lease rentals are calculated based on contractual future revenue expected to be recognized on a straight-line basis over the lease term with certain assumptions such as those relating to expected off-hire days.

PTNR has the right to purchase the NR Satu at any time after the first anniversary of the commencement date of its charter at a price that must be agreed upon between us and PTNR. We have assumed that this option will not be exercised. Accordingly, the minimum lease rentals set out above include revenues arising within the option period.

Jordan has the option, for a termination fee, to terminate the charter after June 2020, the fifth anniversary of the delivery date of the Golar Eskimo. The minimum contractual future revenues above assume that this option will not be exercised.

All our vessels are held for contractual future leasing, see note 13 and note 14. For arrangements where operating costs are borne by the charterer on a pass through basis, the pass through of operating costs are reflected in both revenue and expenses.

The components of operating lease income were as follows:

(in thousands of $)	2020	2019
Operating lease income	274,924	291,806
Variable lease income (1)	1,665	2,148
Total operating lease income	276,589	293,954

 (1)‘Variable lease income’ is excluded from lease payments that comprise the minimum contractual future revenues from non-cancellable leases.

10. INVESTMENT IN AFFILIATE

The components of equity in net assets of our non-consolidated affiliate are as follows:

(in thousands of $)	2020	2019
Equity in net assets of affiliate at January 1,	193,270	206,180
Dividends	(19,438)	(17,450)
Equity in net earnings of affiliate	11,730	4,540
Equity in net assets of affiliate at December 31	185,562	193,270

Quoted market prices for Hilli Common Units are not available because they are not publicly traded.

Hilli LLC

On July 12, 2018, we purchased 50.0% of the Hilli Common Units from Golar, affiliates of Keppel Shipyard Limited ("Keppel") and Black & Veatch ("B&V") (together, the “Sellers”). Hilli LLC owns Golar Hilli Corporation ("Hilli Corp), the disponent owner of the Hilli. The Hilli Common Units provide us with significant influence over Hilli LLC. The Hilli is currently operating under an 8-year liquefaction tolling agreement (the “LTA”) with Perenco Cameroon S.A. (“Perenco”) and Société Nationale des Hydrocarbures (“SNH” and together with Perenco, the “Customer”). The purchase price for the Hilli Acquisition was $658 million, less 50% of the net lease obligations under the Hilli Facility on the Closing Date, plus working capital adjustments. The post closing purchase price adjustments were finalized in October 2018.

We entered into the Amended and Restated Limited Liability Company Agreement of Hilli LLC (the “Hilli LLC Agreement”) on July 12, 2018. The ownership interests in Hilli LLC are represented by three classes of units, the Hilli Common Units, the Series A Special Units and the Series B Special Units. We do not own any of the Series A Special Units or Series B Special Units. The ownership interests of Hilli LLC are represented below:

Percentage ownership interest
Hilli Common Units
The Partnership	50.0%
Golar	44.6%
Keppel	5.0%
B&V	0.4%

The Hilli LLC Agreement provides that within 60 days after the end of each quarter, Golar, in its capacity as the managing member of Hilli LLC shall determine the amount of Hilli LLC’s available cash and appropriate reserves (including cash reserves for future maintenance capital expenditures, working capital and other matters), and Hilli LLC shall make a distribution to the unitholders of Hilli LLC (the “Hilli Unitholders”) of the available cash, subject to such reserves. All three classes of ownership interests in Hilli LLC have certain participating and protective rights. Hilli LLC shall make distributions to the Hilli Unitholders when, as and if declared by Golar; provided, however, that no distributions may be made on the Hilli Common Units on any distribution date unless Series A Distributions (defined below) and Series B Distributions (defined below) for the most recently ended quarter and any accumulated Series A Distributions and Series B Distributions in arrears for any past quarter have been or contemporaneously are being paid or provided for.

The Series A Special Units are entitled to receive the “Series A Distributions,” which means, with respect to any quarter, 100% of any Incremental Perenco Revenues received by Hilli Corp during such quarter. “Incremental Perenco Revenues” is contractually defined as:

•
any cash received by Hilli Corp from revenue invoiced to the extent such revenue invoiced are based on tolling fees under the LTA relating to an increase in the Brent Crude price above $60 per barrel; less

•	any incremental tax expense arising from or related to any cash receipts referred to in the bullet point above; less

•	the pro-rata portion of any costs that may arise as a result of the underperformance of the Hilli (“Underperformance Costs”) incurred by Hilli Corp during such quarter.

Series B Special Units are entitled to receive the “Series B Distributions,” which means, with respect to any quarter, an amount equal to 95% of Revenues Less Expenses received by Hilli Corp during such quarter. “Revenues Less Expenses” is contractually defined as:

•
the cash receipts from revenues invoiced by Hilli Corp as a direct result of the employment of more than the first 50% of LNG production capacity for the Hilli, before deducting any Underperformance Costs (unless the incremental capacity above the first 50% is supplied under the terms of the LTA and the term of the LTA is not expanded beyond 500 billion cubic feet of feed gas), excluding, for the avoidance of doubt, any Incremental Perenco Revenues; less

•
any incremental costs whatsoever, including but not limited to operating expenses, capital costs, financing costs and tax costs, arising as a result of employing and making available more than the first 50% of LNG production capacity for the Hilli; less

•
any reduction in revenue attributable to the first 50% of LNG production capacity availability as a result of making more than 50% of capacity available under the LTA (including, but not limited to, for example, as a result of a tolling fee rate reduction as contemplated in the LTA); less

•	the pro-rata share of Underperformance Costs incurred by Hilli Corp during such quarter.

Hilli Common Units: Distributions to Hilli Common Units may not be made until any Series A Distributions and Series B Distributions for the most recently ended quarter and any accumulated Series A Distributions and Series B Distributions in arrears for any past quarter have been paid. Hilli LLC Common Unitholders may also receive, with respect to any quarter, an amount equal to 5% of Revenues less Expenses received by Hilli Corp during such quarter.

Summarized financial information of Hilli LLC*

The following table summarizes the financial information of Hilli LLC shown on a 100% basis as of and for the years ended December 31, 2020 and 2019:

(in thousands of $)	2020	2019
Balance sheet
Current assets	56,481	54,000
Non-current assets	1,203,805	1,300,065
Current liabilities	(32,337)	(45,106)
Non-current liabilities	(845,658)	(924,578)

Statement of operations
Liquefaction services revenue	226,061	218,095
Net income	71,684	70,756

*The summarized financial information of Hilli LLC excludes the Hilli LLC lessor VIE's financial information.

11. TRADE ACCOUNTS RECEIVABLE

As of December 31, 2020 and 2019, there was no provision for doubtful accounts.

12. OTHER CURRENT ASSETS

(in thousands of $)	2020	2019
Prepaid expenses	1,810	2,087
Indemnity amount receivables	17,325	8,200
Other receivables	1,797	1,607
	20,932	11,894

Indemnity amount receivables relates to amounts expected to be recovered pursuant to indemnity clauses relating to past performance of a bareboat charter and operating and services agreement with a charterer. The indemnity relates to how the bareboat charter and operating and services agreement should be taxed under the Jamaican tax authority and the receivable includes withholding and payroll taxes that are treated as operating expenses. As of December 31, 2020, we have recognized the corresponding liabilities for payment of taxes and associated charges of $1.2 million (2019: $0.6 million) and $16.1 million (2019: $7.6 million), which are included within ‘Accrued expenses’ (note 19) and ‘Other current liabilities’ (note 20), respectively.

There was no accrued interest included within the other current assets balance as of December 31, 2020 and 2019.

13. VESSELS AND EQUIPMENT, NET

	2020
(in thousands of $)	Vessels	Drydocking expenditure	Mooring equipment	Total
Cost
As of January 1	1,941,948	47,228	37,826	2,027,002
Additions	3,013	1,131	—	4,144
Write-off of fully depreciated and amortized asset	(1,691)	(4,283)	—	(5,974)
As of December 31	1,943,270	44,076	37,826	2,025,172

Depreciation and amortization
As of January 1	(605,243)	(24,929)	(27,165)	(657,337)
Charge for the year	(52,507)	(9,549)	(3,547)	(65,603)
Write-off of fully depreciated and amortized asset	1,691	4,283	—	5,974
As of December 31	(656,059)	(30,195)	(30,712)	(716,966)

Net book value as of December 31	1,287,211	13,881	7,114	1,308,206

	2019
(in thousands of $)	Vessels	Drydocking expenditure	Mooring equipment	Total
Cost
As of January 1	2,143,388	65,088	37,826	2,246,302
Additions	7,547	5,933	—	13,480
Disposal (1)	(208,987)	(17,430)	—	(226,417)
Write-off of fully depreciated and amortized asset	—	(6,363)		(6,363)
As of December 31	1,941,948	47,228	37,826	2,027,002

Depreciation and amortization
As of January 1	(663,123)	(23,804)	(23,618)	(710,545)
Charge for the year	(55,796)	(8,282)	(3,547)	(67,625)
Disposal (1)	113,676	794	—	114,470
Write-off of fully depreciated and amortized asset	—	6,363	—	6,363
As of December 31	(605,243)	(24,929)	(27,165)	(657,337)

Net book value as of December 31	1,336,705	22,299	10,661	1,369,665

(1) Relates to the de-recognition of the vessel asset carrying value of the Golar Freeze. See note 15.

As of December 31, 2020 and 2019, vessels and equipment with a net book value of $1,188.2 million and $1,241.9 million, respectively, were pledged as security for certain debt facilities (note 26).

The following table presents the market values and carrying values of seven of our vessels that we have determined have a market value that is less than their carrying value as of December 31, 2020. While the market values of these vessels are below their carrying values, no vessel impairment has been recognized on any of these vessels as the estimated future undiscounted cash flows relating to such vessels are greater than their carrying values.

Vessel	2020 Market value(1)	2020 Carrying value	Deficit
(in millions of $)
Golar Winter	145.0	194.0	(49.0)
NR Satu	124.0	135.0	(11.0)
Methane Princess	45.0	103.0	(58.0)
Golar Maria	73.0	166.0	(93.0)
Golar Grand	71.0	98.0	(27.0)
Golar Mazo	54.0	120.0	(66.0)
Golar Igloo	231.0	258.0	(27.0)

(1) Market values are determined with reference to average broker values provided by independent brokers. Broker values are considered an estimate of the market value for the purpose of determining whether an impairment trigger exists. Broker values are commonly used and accepted by our lenders in relation to determining compliance with relevant covenants in applicable credit facilities for the purpose of assessing security quality.

Since vessel values can be volatile, our estimates of market value may not be indicative of either the current or future prices we could obtain if we sold any of the vessels. In addition, the determination of estimated market values may involve considerable judgment, given the illiquidity of the second-hand markets for these types of vessels.

14. VESSEL UNDER FINANCE LEASE, NET

	2020
(in thousands of $)	Vessel	Drydocking expenditure	Total
Cost
As of January 1, and December 31	163,231	11,280	174,511

Depreciation and amortization
As of January 1	(63,447)	(2,631)	(66,078)
Charge for the year	(3,643)	(2,256)	(5,899)
As of December 31	(67,090)	(4,887)	(71,977)

Net book value as of December 31	96,141	6,393	102,534

	2019
	Vessel	Drydocking expenditure	Total
Cost
As of January 1, and December 31	163,231	11,280	174,511

Depreciation and amortization
As of January 1	(59,425)	(375)	(59,800)
Charge for the year	(4,022)	(2,256)	(6,278)
As of December 31	(63,447)	(2,631)	(66,078)

Net book value as at December 31	99,784	8,649	108,433

As of December 31, 2020 and 2019, we operated one vessel, the Methane Princess, under a finance lease. The lease is in respect of a refinancing transaction undertaken during 2003, as described in note 22. In connection with the Methane Princess Lease, we recorded an amount representing the difference between the net cash proceeds received upon sale of the vessel and the present value of the minimum lease payments. The depreciation and amortization expense for the year is offset against the amortization of the deferred credit in the consolidated statement of operations (note 23).

15. INVESTMENT IN LEASED VESSEL, NET

On May 15, 2019, we executed a modification to the Golar Freeze Charter which triggered a change in lease classification from an operating lease to a sales-type lease. This classification change resulted in the de-recognition of the vessel asset carrying value, the recognition of net investment in leased vessel (consisting of present value of the future lease receivables and unguaranteed residual value), and a gain on disposal of $4.2 million, which is included within "Other non-operating income" in our consolidated statement of operations for the year ended December 31, 2019. Post modification to sales-type lease, all charter hire revenue from the Golar Freeze sales-type lease has been recognized as interest income. We recognized interest income of $16.2 million and $9.5 million for the years ended December 31, 2020 and 2019, respectively, which is included within "interest income" in our consolidated statement of operations, gross of expected credit loss allowance.

The following table lists the components of our investment in leased vessel, net and the maturity profile of the undiscounted lease receivables:

Year ending December 31, (in thousands of $)
2021	18,250
2022	18,250
2023	18,250
2024	18,300
2025 and thereafter	171,050
Total minimum lease receivable	244,100
Unguaranteed residual value	16,000
Gross investment in sales-type lease	260,100
Less: unearned interest income	(148,271)
Expected credit loss allowance	(43)
Investment in leased vessel, net	111,786
Less: current portion of investment in leased vessel, net	(2,570)
Non-current portion of investment in leased vessel, net	109,216

As of December 31, 2020 and 2019, there is $nil accrued interest included within the balance.

The Golar Freeze Charter includes an option for the charterer, upon twelve months' written notice, to terminate the charter with effect not before the third anniversary of the hire commencement date of March 31, 2019 in order to substitute the FSRU for an alternative vessel but only if certain throughput targets have not been achieved. In the event the charterer issues a termination notice, we have a matching right. The charter also includes a 5-year extension option and we have assumed that this option will not be exercised.

16. INTANGIBLE ASSETS, NET

(in thousands of $)	2020	2019
Cost
As of January 1	95,517	114,616
Write-off of fully amortized asset	—	(19,099)
As of December 31	95,517	95,517

Depreciation, amortization and impairment
As of January 1	(45,108)	(54,247)
Charge for the year	(9,114)	(9,960)
Write-off of fully amortized asset	—	19,099
As of December 31	(54,222)	(45,108)

Net book value as of December 31	41,295	50,409

The intangible assets pertain to customer related and contract based assets representing primarily the long-term time charter party agreements acquired in connection with the acquisition of the Golar Igloo in March 2014 and Golar Eskimo in January 2015. The intangible asset acquired in connection with the acquisition of the Golar Igloo was amortized over the term of the contract with KNPC, which expired in December 2019. Accordingly, the intangible asset in connection with the Golar Igloo was fully amortized and written off as of December 31, 2019. The intangible asset acquired in connection with the acquisition of the Golar Eskimo is amortized over the term of the contract initially entered into with Jordan for ten years with termination option after five years expected not to be exercised. Both intangible assets have been assigned a zero residual value. As of December 31, 2020 and 2019, there were no impairment of intangible assets.

Amortization expense for the years ended December 31, 2020, 2019 and 2018 was $9.1 million, $10.0 million and $12.8 million respectively.

The estimated future amortization of intangible assets as of December 31, 2020 is as follows:

Year Ending December 31, (in thousands of $)
2021	9,114
2022	9,114
2023	9,114
2024	9,114
2025	4,839
Total	41,295

17. RESTRICTED CASH AND SHORT-TERM DEPOSITS

Our restricted cash balances are as follows:

(in thousands of $)	2020	2019
Methane Princess lease security deposits (note 22) (1)	118,455	114,676
Restricted cash relating to the $800 million facility (note 21) (2)	16,450	23,552
Restricted cash relating to our interest rate swaps (note 24)	29,440	14,810
Restricted cash relating to the NR Satu facility (notes 5 and 21)	8,723	9,543
Restricted cash relating to security deposits(3)	12,317	19,680
Total restricted cash	185,385	182,261
Less: current portion of restricted cash	(55,547)	(46,333)
Non-current restricted cash	129,838	135,928

Restricted cash does not include minimum consolidated cash balances of $30.0 million required to be maintained as part of the financial covenants in some of our loan facilities, as these amounts are included in “Cash and cash equivalents” (note 21).

(1) As of December 31, 2020 and 2019, the value of deposits used to obtain letters of credit to secure the obligations for the lease arrangements described in note 22 was $118.5 million and $114.7 million, respectively. These security deposits are referred to in these financial statements as restricted cash. The Methane Princess Lease security deposit earns interest based upon Pound Sterling LIBOR.

(2) Restricted cash required by the $800 million facility provides additional security to the lenders following the early termination of the Golar Spirit's charter and amendments to the Golar Freeze's charter. Under the amendments in 2018 to the $800 million facility, the restricted cash relating to the Golar Freeze was released upon securing an acceptable replacement charter. The security deposit may be applied against Golar Spirit's proportion of the $800 million facility quarterly repayment. The security deposit will be fully utilized in 2021 on the final repayment of the $800 million facility. The security deposit may be released if we are able to enter into a suitable charter for the Golar Spirit.

(3) As of December 31, 2020 and 2019, the value of collateral deposits required to secure performance guarantees issued to charterers on our behalf by banks was $12.3 million and $18.1 million, respectively.

18. OTHER NON-CURRENT ASSETS

(in thousands of $)	2020	2019
Other non-current assets	746	1,494
Non-current prepayment (note 26)	3,443	—
Mark-to-market interest rate swaps valuation (note 24)	—	1,285
	4,189	2,779

Other non-current assets consist of capitalized commission expenses and lease incentives incurred in connection with the NR Satu time charter amounting to $0.7 million and $1.5 million as of December 31, 2020 and 2019, respectively. These costs are amortized over the term of the NR Satu time charter. Amortization expense for each of the years ended December 31, 2020, 2019 and 2018 was $0.7 million, which are recognized mainly under “Voyage and commission expenses” in the consolidated statement of operations.

19. ACCRUED EXPENSES

(in thousands of $)	2020	2019
Current tax payable	10,790	9,134
Interest expense	7,099	7,036
Vessel operating and drydocking expenses	5,678	6,503
Administrative expenses	1,590	778
	25,157	23,451

Current tax payable includes provision for interest and penalties of $0.3 million and $0.2 million for the years ended December 31, 2020 and 2019, respectively. Within current tax payable, $1.2 million and $0.6 million of tax payable for the years ended December 31, 2020 and 2019, respectively, is expected to be recovered through indemnity clauses relating to past performance of a bareboat charter and operating and services agreement with a charterer.

20. OTHER CURRENT LIABILITIES

(in thousands of $)	2020	2019
Mark-to-market interest rate swaps valuation (note 24)	70,188	36,167
Other creditors	16,064	7,910
Deferred revenue	9,949	7,720
Partnership Guarantee (note 25)	1,502	1,772
Preferred units dividend payable (note 28)	1,543	1,509
Deferred credits from finance lease transactions (note 23)	625	625
	99,871	55,703

Other creditors for the years ended December 31, 2020 and 2019 includes $16.1 million and $7.6 million, respectively, of withholding and payroll taxes that is expected to be recovered through indemnity clauses relating to past performance of a bareboat charter and operating and services agreement with a charterer.

21. DEBT

(in thousands of $)	2020	2019
Total debt, net of deferred finance charges	1,119,708	1,216,933
Less: Current portion of long-term debt, net of deferred finance charges	(702,962)	(225,254)
Long-term debt, net of deferred finance charges	416,746	991,679

Our outstanding debt as of December 31, 2020 is repayable as follows:

Year Ending December 31, (in thousands of $)
2021	706,885
2022	277,434
2023	12,819
2024	12,836
2025	114,910
Total debt	1,124,884
Less: deferred finance charges	(5,176)
Total debt, net deferred finance charges	1,119,708

As of December 31, 2020 and 2019, the maturity dates for our total debt were as follows:

(in thousands of $)	2020	2019	Maturity date
2015 Norwegian Bonds (1)	142,552	150,000	2021
$800 million credit facility	516,000	568,000	2021
2017 Norwegian Bonds (1)	242,503	250,000	2022
NR Satu Facility	59,362	74,113	2022
Eskimo SPV debt (2)	164,467	180,831	2025
Total debt	1,124,884	1,222,944

(1) Includes the premium payable at maturity accreted using the effective interest rate method over the instrument term.

(2)  This represents the total loan facility drawn down by the subsidiary of CMBL, which we consider to be a VIE. We determined that we are the primary beneficiary of this VIE as we are expected to absorb the majority of the VIE's losses and residual gains associated with the vessel sold and leased backed from the subsidiary of CMBL. Accordingly, the VIE and its related loan facilities are consolidated in our results. See note 2 and note 5.

$800 million credit facility

In April 2016, we entered into an $800.0 million senior secured credit facility (the “$800 million credit facility”) with a syndicate of banks to refinance existing financing arrangements secured by seven of our existing vessels. The vessels included in this facility are the Golar Freeze, the Golar Grand, the Golar Igloo, the Golar Maria, the Golar Spirit, the Golar Winter and the Methane Princess.

The $800 million credit facility has a five-year term and the initial credit facility consisted of a $650.0 million term loan facility and a $150.0 million revolving credit facility. The revolving credit facility was reduced by $25.0 million on September 30, 2017. The requirement for the revolving credit facility to be reduced by a further $50.0 million in September 2018 was waived until maturity. As of December 31, 2020, we had drawn down $125.0 million on the revolving credit facility. The term loan facility is repayable in quarterly installments with a total final balloon payment of $378.0 million together with any amounts outstanding under the revolving facility repayable in April 2021. The $800 million credit facility bears interest at a rate of LIBOR plus a margin of 2.5%. As of December 31, 2020, the balance outstanding under the $800 million credit facility amounted to $516 million.

The facility requires a security deposit to be held for the period of the loan, unless certain conditions are met. These balances are referred to in these consolidated financial statements as restricted cash. As of December 31, 2020, the value of the restricted cash deposit secured against the loan was $16.5 million. See note 17.

2015 Norwegian Bonds and 2017 Norwegian Bonds

In May 2015, we completed the issuance and sale of $150 million aggregate principal amount of five years non-amortizing bonds in Norway (the “2015 Norwegian Bonds”). The 2015 Norwegian Bonds were due to mature on May 22, 2020 and bore interest at a rate of LIBOR plus 4.4%. We also entered into economic hedges that convert the floating rate of the interest obligation under the 2015 Norwegian Bonds to an all-in fixed rate of 6.275%.

On February 15, 2017, we completed the issuance and sale of $250.0 million aggregate principal amount of our 2017 Norwegian Bonds (the “2017 Norwegian Bonds” and, together with the 2015 Norwegian Bonds, the “Norwegian Bonds”) which were due to mature in May 2021 and bore interest at a rate of 3-month LIBOR plus 6.25%. The 2017 Norwegian Bonds were listed on the Oslo Bors in July 2017. In connection with the issuance of the 2017 Norwegian Bonds, we entered into economic hedge interest rate swaps to reduce the risk associated with fluctuations in interest rates by converting the floating rate of the interest obligation under the 2017 Norwegian Bonds to an all-in interest rate of 8.194%.

On May 5, 2020, bondholders approved amendments (the “Norwegian Bond Amendments”) to our Norwegian Bonds as follows:

2015 Norwegian Bonds: The maturity date has been extended to November 22, 2021. The interest rate increased by 185 basis points to LIBOR plus 6.25% per annum. The repayment profile of the 2015 Norwegian Bonds changed from a bullet repayment on the original maturity date to amortization as follows:

•
Equal installments of $5.0 million (at 100% of par value), commencing on September 30, 2020 and thereafter quarterly on each interest payment date up to and including the interest payment date in May 2021;

•	Equal installments of $3.8 million (at 100% of the par value) on each quarterly interest payment date thereafter; and
•	Repayment of the remaining amount at a price of 105% of the par value on November 22, 2021.

We may redeem the 2015 Norwegian Bonds (in whole or in part) together with accrued and unpaid interest thereon any time (i) from and including the interest payment date in May 2020 until (but excluding) the interest payment date in May 2021 at 100% of the par value of the 2015 Norwegian Bonds redeemed; and (ii) from and including the interest payment date in May 2021 to (but excluding) November 22, 2021, at 105% of the par value of the 2015 Norwegian Bonds redeemed.

2017 Norwegian Bonds: The maturity date has been extended to November 15, 2022. The interest rate increased by 185 basis points to LIBOR plus 8.1% per annum. The repayment profile of the 2017 Norwegian Bonds changed from a bullet repayment upon the original maturity date to amortization as follows:

a.
Equal installments of $5.0 million (at 100% of par value), commencing on September 30, 2020 and thereafter quarterly on each interest payment date up to and including the interest payment date in May 2021;

b.	Equal installments of $6.3 million (at 100% of the par value) on the interest payment dates in August 2021 and November 2021;
c.
Equal installments of $10.0 million (at 100% of the par value) from and including the interest payment date in February 2022 after the 2015 Norwegian Bonds have been redeemed in full and on each interest payment date thereafter; and

d.	Repayment of the remaining amount at a price of 105% of the par value on November 15, 2022.

We may redeem the 2017 Norwegian Bonds (in whole or in part) together with accrued and unpaid interest thereon at any time (i) from and including the interest payment date in May 2020 until (but excluding) the interest payment date in May 2021 at 100% of the par value of the 2017 Norwegian Bonds redeemed; and
(ii) from and including the interest payment date in May 2021 to (but excluding) November 15, 2022, at 105% of the par value of the 2017 Norwegian Bonds redeemed.

Under the Norwegian Bond Amendments, we may incur no additional financial indebtedness without applying the proceeds received therefrom to redeem the Norwegian Bonds on a pro rata basis, other than certain permitted financial indebtedness incurred: (i) to repay existing financial indebtedness, (ii) by way of secured debt from financial institutions incurred in the ordinary course of business in connection with acquisitions of assets or (iii) an amount up to $25.0 million in aggregate, provided that the proceeds in the case of each of (i) to (iii) above are not applied for redemption of any or all of the 2017 Norwegian Bonds prior to the redemption of the 2015 Norwegian Bonds in full. In addition, the Norwegian Bond Amendments contain a provision prohibiting us from paying distributions to our common unitholders in an amount greater than (i) $0.0808 per common unit per annum or (ii) the aggregate amount of cash equity raised. Additionally, under the Norwegian Bond Amendments, we are not permitted to repurchase any of our common or preferred units.

NR Satu Facility

In December 2012, PTGI, the company that owns and operates the NR Satu, entered into a seven year $175.0 million secured loan facility (or the NR Satu Facility). The NR Satu Facility was split into two tranches, a $155.0 million term loan facility and a $20.0 million revolving facility. The facility was with a syndicate of banks and bore interest at LIBOR plus a margin of 3.5%. The loan was payable on a quarterly basis with a final balloon payment of $52.5 million due in November 2019.

In March 2018, the NR Satu facility was extinguished and subsequently refinanced with Sumitomo Mitsui Banking Corporation ("SMBC") under a new loan facility (the "New NR Satu Facility") which bears interest at LIBOR plus margin of 2.35%. The New NR Satu Facility is split into two tranches, a $155.0 million term loan facility and a $20.0 million revolving facility. The maturity of the New NR Satu Facility was extended to the earliest to occur of (i) November 30, 2022; (ii) the expiration date of the NR Satu Charter; or (iii) when all the amounts outstanding under the New NR Satu Facility have been repaid. The New NR Satu facility is payable on a quarterly basis with a final balloon payment upon maturity.

As of December 31, 2020, the balance outstanding under the New NR Satu facility was $59.4 million. The facility requires certain cash balances to be held on deposit during the period of the loan. These balances are referred to in these Consolidated Financial Statements as restricted cash. As of December 31, 2020, the value of the restricted cash deposit secured against the loan was $8.7 million. See note 17.

Eskimo SPV Debt

In November 2015, we entered into a sale and leaseback transaction pursuant to which we sold the Golar Eskimo to Eskimo SPV, a subsidiary of CMBL, and leased back the vessel under a bareboat charter for a monthly hire rate. In November 2015, Eskimo SPV, which is the legal owner of the Golar Eskimo, entered into a long-term loan facility (the “Eskimo SPV Debt”). The facility bears interest at a rate of LIBOR plus a margin. See note 5.

Debt and lease restrictions

As of December 31, 2020, we were in compliance with all covenants under our existing debt and lease agreements.

Our debt arrangements contain certain operating and financing restrictions and covenants that require: (a) the Partnership to maintain a minimum level of liquidity of $30 million and consolidated net worth between ranges $123.95 million and $250 million, (b) the Partnership to maintain a minimum EBITDA to debt service ratio of 1.15:1, (c) the Partnership to not exceed a maximum net debt to EBITDA ratio of 6.5:1, (d) the Partnership to maintain a minimum percentage of the vessel values over the relevant outstanding loan facility balances of 110%, (e) certain of the Partnership’s subsidiary to maintain a minimum debt service coverage of 1.10:1, (f) the Partnership to maintain the listing and quotation of the 2015 and 2017 Norwegian bonds on the Oslo Bors and (g) ensure the common units remain listed on the NASDAQ or other recognized stock exchange.

For the refinancing of our $800 million credit facility and 2015 Norwegian Bond, see note 30.

22. OBLIGATION UNDER FINANCE LEASE

(in thousands of $)	2020	2019
Total obligation under finance lease	124,550	122,779
Less: current portion of obligation under finance lease	(2,521)	(1,990)
Non-current portion of obligation under finance lease	122,029	120,789

As of December 31, 2020 and 2019, we operated one vessel under a finance lease.

The leasing transaction, which occurred in August 2003, was in relation to the Methane Princess. We novated the Methane Princess contract prior to completion of construction and leased the vessel from the same financial institution in the United Kingdom (the “Methane Princess Lease”). The lessor of the Methane Princess has a second priority security interest in the Methane Princess, the Golar Spirit, Golar Grand and Golar's vessel, the Golar Tundra. Our obligation to the lessor under the Methane Princess Lease is secured by a letter of credit (“LC”) provided by other banks. Details of the security deposit provided by us to the bank providing the LC are given in note 17.

As of December 31, 2020, we are committed to make quarterly minimum finance lease payments (including interest), as follows:

Year ending December 31, (in thousands of $)	Methane Princess Lease
2021	8,949
2022	9,288
2023	9,634
2024	10,008
2025 and thereafter	150,090
Total minimum lease payments	187,969
Less: Imputed interest	(63,419)
Present value of minimum lease payments	124,550

The interest element of the lease rentals is accrued at a floating rate based upon Pound Sterling LIBOR.

We determined that the entity that owned the Methane Princess was a variable interest entity in which we have a variable interest and are the primary beneficiary. Upon the initial transfer of the Methane Princess to the financial institution, we measured the subsequently leased vessel at the same amount as if the transfer had not occurred, which was cost less accumulated depreciation at the time of transfer.

23. OTHER NON-CURRENT LIABILITIES

(in thousands of $)	2020	2019
Deferred tax liability (note 8)	12,757	10,643
Partnership Guarantee (note 25)	5,001	6,504
Deferred credits from finance lease transactions	13,530	14,149
	31,288	31,296

Deferred credits from finance lease transactions

(in thousands of $)	2020	2019
Deferred credits from finance lease transactions	24,691	24,691
Less: Accumulated amortization	(10,536)	(9,917)
	14,155	14,774
Current	625	625
Non-current	13,530	14,149
	14,155	14,774

In connection with the Methane Princess Lease (note 22), we recorded an amount representing the difference between the net cash proceeds received upon sale of the vessel and the present value of the minimum lease payments. The amortization of the deferred credit for the year is offset against depreciation and amortization expense in the consolidated statement of operations. The deferred credits represent the upfront benefits derived from undertaking finance in the form of a UK lease. The deferred credits are amortized over the remaining estimated useful economic life of the Methane Princess on a straight-line basis.

24. FINANCIAL INSTRUMENTS

Interest rate risk management

In certain situations, we may enter into financial instruments to reduce the risk associated with fluctuations in interest rates. We have entered into swaps that convert floating rate interest obligations to fixed rates, which from an economic perspective hedge the interest rate exposure. We do not hold or issue instruments for speculative or trading purposes. The counterparties to such contracts are major banking and financial institutions. Credit risk exists to the extent that the counterparties are unable to perform under the contracts; however, we do not anticipate non-performance by any of our counterparties.

We manage our debt and finance lease portfolio with interest rate swap agreements in U.S. dollars to achieve an overall desired position of fixed and floating interest rates. Historically, we hedge accounted for certain of our interest rate swap arrangements designated as cash flow hedges. The net gains and losses had been reported in a separate component of accumulated other comprehensive income to the extent the hedges were effective. The amount recorded in accumulated other comprehensive income would have subsequently been reclassified into earnings in the same period as the hedged items affected earnings. However, since 2018, we have ceased hedge accounting for any of our derivatives.

We have entered into the following interest rate swap transactions involving the payment of fixed rates in exchange for LIBOR:

Instrument (in thousands of $)	Year Ended	Notional Amount	Maturity Dates			Fixed Interest Rate
Interest rate swaps:
Receiving floating, pay fixed	December 31, 2020	1,233,771	2021	to	2026	1.12%	to	2.90%
Receiving floating, pay fixed	December 31, 2019	1,557,834	2020	to	2026	1.12%	to	2.90%

Interest rate swaps with a notional value of $250.0 million matured during the year ended December 31, 2020.

Foreign currency risk

For the periods reported, the majority of our vessels’ gross earnings were receivable in U.S. dollars and the majority of our transactions, assets and liabilities were denominated in U.S. dollars, our functional currency. However, we incur expenditures in other currencies. We recognized a net foreign exchange loss on operations and other cost of $0.3 million, gain of $0.1 million and loss of $0.8 million in the years ended December 31, 2020, 2019 and 2018, respectively.

Our finance lease obligation and related restricted cash deposit are denominated in Pound Sterling. There is a risk that currency fluctuations will have a negative effect on the value of our cash flows. A net foreign exchange loss of $0.1 million, loss of $0.9 million and gain of $1.1 million arose in the years ended December 31, 2020, 2019 and 2018, respectively, as a result of the retranslation of our finance lease obligations and the cash deposits securing those obligations.

Fair values

We recognize our fair value estimates using a fair value hierarchy based on the inputs used to measure fair value. The fair value hierarchy has three levels based on reliability of inputs used to determine fair value as follows:

Level 1: Quoted market prices in active markets for identical assets and liabilities.

Level 2: Observable market based inputs or unobservable inputs that are corroborated by market data.

Level 3: Unobservable inputs that are not corroborated by market data.

There have been no transfers between different levels in the fair value hierarchy during the year. We do not have any level 3 financial instruments.

The carrying value and estimated fair value of our financial instruments at December 31, 2020 and 2019 are as follows:

(in thousands of $)	Fair Value Hierarchy	2020 Carrying Value	2020 Fair Value	2019 Carrying Value	2019 Fair Value
Non-Derivatives:
Cash and cash equivalents	Level 1	48,783	48,783	47,661	47,661
Restricted cash and short-term deposits	Level 1	185,385	185,385	182,261	182,261
2015 and 2017 Norwegian Bonds(1)	Level 1	385,055	309,032	400,000	394,715
Long-term debt—floating(2)	Level 2	739,829	739,829	822,944	822,944
Obligation under finance lease(2)	Level 2	124,550	124,550	122,779	122,779
Derivatives:
Interest rate swaps asset(3)(4)	Level 2	—	—	1,285	1,285
Interest rate swaps liability(3)(4)	Level 2	70,188	70,188	36,167	36,167

1.
This pertains to the 2015 Norwegian Bonds and 2017 Norwegian Bonds with a carrying value of $385.1 million as of December 31, 2020 (2019: $400.0 million), which includes the premium payable at maturity accreted up to balance sheet date using the effective interest method over the instrument term of $5.0 million. This is included under long-term debt on our consolidated balance sheets. The fair value of the bonds as of December 31, 2020 was $309.0 million (2019: $394.7 million), which represents 80.3% of their face value (2019: 98.7%).

2.
Our short-term and long-term debt and finance lease obligation are recorded at amortized cost in the consolidated balance sheets. Debt is presented in the above table, gross of deferred financing cost of $5.2 million as of December 31, 2020 (2019: $6.0 million).

3.	Derivative liabilities are presented within other current liabilities and derivative assets are presented within other current and non-current assets on the consolidated balance sheets.
4.
The fair value of certain derivative instruments is the estimated amount that we would receive or pay to terminate the agreements at the reporting date, taking into account current interest rates, foreign exchange rates, closing quoted market prices and our creditworthiness and that of our counterparties.

The following methods and assumptions were used to estimate the fair value of each class of financial instrument.

•	the carrying values of trade accounts receivable, accounts payable, accrued liabilities and working capital facilities approximate fair values because of the short-term maturity of these instruments.

•	the carrying value of cash and cash equivalents, which are highly liquid, is a reasonable estimate of fair value.

•
the estimated fair value for restricted cash and short-term deposits is considered to be equal to the carrying value since they are placed for periods of less than six months. The estimated fair value for long-term restricted cash is considered to be equal to the carrying value since it bears variable interest rates which are reset on a quarterly basis.

•	the estimated fair value of our 2015 Norwegian Bonds and 2017 Norwegian Bonds, are based on the quoted market price as of the balance sheet date.

•	the estimated fair value of our floating long-term debt is considered to be equal to the carrying value since it bears variable interest rates, which are reset on a quarterly basis.

•
the estimated fair value of long-term obligations under finance lease is considered to be equal to the carrying value since it bears interest at a variable interest rate, which is reset on a quarterly basis.

The fair value of our derivative instruments is the estimated amount that we would receive or pay to terminate the agreements at the reporting date, taking into account current interest rates, foreign exchange rates, and our credit worthiness and of our swap counterparty. The mark-to-market gain or loss on our interest rate and foreign currency swaps that are not designated as hedges for accounting purposes for the period is reported in the statement of operations caption “(Losses)/gains on derivative instruments, net” (note 7).

The credit exposure of interest rate swap agreements is represented by the fair value of contracts with a positive fair value at the end of each period, reduced by the effects of master netting agreements. It is our policy to enter into master netting agreements with the counterparties to derivative financial instrument contracts, which give us the legal right to discharge all or a portion of amounts owed to that counterparty by offsetting them against amounts that the counterparty owes to us.

We have elected not to offset the fair values of derivative assets and liabilities executed with the same counterparty that are generally subject to enforceable master netting arrangements. However, if we were to offset and record the asset and liability balance of derivatives on a net basis, the amounts presented in our consolidated balance sheets as of December 31, 2020 and 2019 would be adjusted as detailed in the following table:

	December 31, 2020			December 31, 2019
(in thousands of $)	Gross amounts presented in the consolidated balance sheets	Gross amounts not offset in the consolidated balance sheets subject to netting agreements	Net amount	Gross amounts presented in the consolidated balance sheets	Gross amounts not offset in the consolidated balance sheets subject to netting agreements	Net amount
Total asset derivatives	—	—	—	1,285	(1,029)	256
Total liability derivatives	70,188	—	70,188	36,167	(1,029)	35,138

Under one of our interest rate swaps we were required to provide initial cash collateral of $2.5 million and to subsequently post additional cash collateral that corresponds to any further unrealized loss. As of December 31, 2020, cash collateral amounting to $29.4 million has been provided (note 17).

The cash flows from economic hedges are classified in the same category as the cash flows from the items subject to the economic hedging relationship.

Concentrations of credit risk

The maximum exposure to credit risk is the carrying value of cash and cash equivalents, restricted cash and short-term deposits, trade accounts receivable, investment in leased vessel, net, other receivables and amounts due from related parties. In respect of cash and cash equivalents, restricted cash and short-term deposits, credit risk lies with Nordea Bank Finland plc, Citibank, DNB Bank ASA, Santander UK plc, Sumitomo Mitsui Banking Corporation, Standard Chartered plc, Skandinaviska Enskilda Banken AB (publ), and China Merchants Bank Co. Ltd. However, we believe this risk is remote, as they are established and reputable establishments with no prior history of default.

As of December 31, 2020, we had one customer (2019: one customer) that accounted for approximately 96% (2019: 94%) of all trade receivables. In relation to our investment in leased vessel - net, the concentration risk relates to one counterparty only. We hold certain guarantees as security, which reduces our credit exposure. We consider the credit risk of our counterparties to these financial assets to be low.

25. RELATED PARTY TRANSACTIONS

Transactions with related parties:

(in thousands of $)	2020	2019	2018
Transactions with Golar and affiliates:
Management and administrative services fees (a)	(8,525)	(9,645)	(9,809)
Ship management fees (b)	(5,263)	(4,460)	(5,200)
Interest expense on short-term loans (c)	(317)	(109)	—
Income on deposits paid to Golar (d)	—	—	4,779
Distributions from/(to) Golar, net (e)	8,897	(19,291)	(42,842)

Amounts due from/(to) related parties:

As of December 31, 2020 and 2019, balances with related parties consisted of the following:

(in thousands of $)	2020	2019
Balances due from Golar and its affiliates (c)	1,164	2,845
Methane Princess lease security deposit due (to)/from Golar (f)	(360)	2,253
	804	5,098

(a) Management and administrative services fees - We are party to a management and administrative services agreement with Golar Management Limited (“Golar Management”), a wholly-owned subsidiary of Golar, pursuant to which Golar Management will provide to us certain management and administrative services. The services provided by Golar Management are charged at cost plus a management fee equal to 5% of Golar Management’s costs and expenses incurred in connection with providing these services. Where external service provider costs are incurred by Golar Management on our behalf, these expenses are recharged to us at cost. We may terminate the agreement by providing 120 days’ written notice.

(b) Ship management fees - Golar and certain of its subsidiaries charged ship management fees to us for the provision of technical and commercial management of the vessels. Each of our vessels is subject to management agreements pursuant to which certain commercial and technical management services are provided by certain subsidiaries of Golar, including Golar Management. We may terminate these agreements by providing 30 days’ written notice.

(c) Interest expense on short-term loan, balances due from/(to)Golar and its affiliates - Receivables and payables with Golar and its affiliates primarily comprise of unpaid fees and expenses for management and administrative services and vessel management services performed by Golar and its affiliates, dividends due in respect of the Hilli Common Units, and other related party arrangements, including short term loan balances. In addition, certain receivables and payables arise when we pay an invoice on behalf of a related party and vice versa. Receivables and payables are generally settled quarterly in arrears. Balances due from and to Golar and its subsidiaries are unsecured, interest-free and intended to be settled in the ordinary course of business.

During the year ended December 31, 2020, we borrowed a total of $45.0 million with interest at a rate of LIBOR plus a margin of 5.0% from Golar. We repaid the loans in full, including interest of $0.3 million during the year ended December 31, 2020.

In November 2019, we borrowed $15.0 million from Golar, with the loan bearing interest at a rate of LIBOR plus 5.0%. We repaid the loan in full, including interest of $0.1 million, on December 30, 2019.

(d) Income on deposits paid to Golar - On August 15, 2017, Golar Partners Operating LLC, our wholly owned subsidiary, entered into a purchase and sale agreement (the “Hilli Purchase Agreement”) for the Hilli Acquisition. Concurrently with the execution of the Hilli Purchase Agreement, we paid a $70 million deposit to Golar, upon which we received interest at a rate of 5% per annum. We have accounted for $4.8 million as interest income for the year ended December 31, 2018 on the Deferred Purchase Price and $70 million deposit. We applied the deposit and interest accrued to the net purchase price on July 12, 2018, upon completion of the Hilli Acquisition.

(e) Distributions from/(to) Golar, net - We have declared and paid quarterly distributions totaling $10.5 million, $36.8 million, and $48.4 million to Golar for each of the years ended December 31, 2020, 2019 and 2018, respectively, in respect of the common units and General Partner units owned by it.

During the years ended December 31, 2020, 2019 and 2018, Hilli LLC declared distributions totaling $19.4 million,  $17.5 million and $5.6 million, respectively, in respect of the Hilli Common Units owned by us. These amounts include reimbursements for Operating Expenses, as set forth below.

(f) Methane Princess Lease security deposit due (to)/from Golar - This represents net advances to or from Golar since the IPO, which correspond with the net release of funds from the security deposits held relating to the Methane Princess Lease. This is in connection with the Methane Princess tax lease indemnity provided by Golar under the Omnibus Agreement (see below). Accordingly, these amounts held with Golar will be settled as part of the eventual termination of the Methane Princess Lease.

Other transactions

Agency agreement with PT Pesona Sentra Utama (or PT Pesona) - PT Pesona, an Indonesian company owns 51% of the issued share capital in our subsidiary, PTGI, the owner and operator of NR Satu, and provides agency and local representation services for us with respect to NR Satu. During the years ended December 31, 2020, 2019, and 2018, PT Pesona received an agency fee of $0.5 million, $0.5 million and $0.9 million, respectively. PT Pesona and certain of its subsidiaries also charged vessel management fees to us for the provision of technical and commercial management of the vessels amounting to $0.3 million, $0.2 million and $0.2 million for each of the years ended December 31, 2020, 2019, and 2018.

Omnibus Agreement

In connection with our IPO in April 2011, we entered into an Omnibus Agreement with Golar, Golar GP LLC (our “General Partner”) and others governing, among others:

•	to what extent we and Golar may compete with each other;
•	certain rights of first offer on certain FSRUs and LNG carriers operating under charters for five or more years; and
•	the provision of certain indemnities to us by Golar.

Indemnifications and guarantees

Tax lease indemnifications

Under the Omnibus Agreement, Golar has agreed to indemnify us in the event of any liabilities in excess of scheduled or final settlement amounts arising from the Methane Princess leasing arrangement and the termination thereof.

In addition, Golar has agreed to indemnify us against any liabilities incurred as a consequence of a successful challenge by the UK Tax Authority with regard to the initial tax basis of the transactions in respect of the Methane Princess and other vessels previously financed by UK tax leases or in relation to the restructuring terminations in 2010. See note 26.

Golar Tundra financing related guarantees

In November 2015, Tundra Corp sold the Golar Tundra to a subsidiary of CMBL (“Tundra SPV”) for $254.6 million and subsequently leased back the vessel under a bareboat charter (the “Tundra Lease”). In connection with the Tundra Lease, Golar is a party to a guarantee in favor of Tundra SPV, pursuant to which, in the event that Tundra Corp (a subsidiary of Golar) is in default of its obligations under the Tundra Lease, Golar, as the primary guarantor, will settle any liabilities due within five business days. In addition, we are also party to a further guarantee (the "Tundra Guarantee"), pursuant to which, in the event Golar is unable to satisfy its obligations as the primary guarantor, Tundra SPV may recover from us, as the deficiency guarantor. Under a separate side agreement, Golar has agreed to indemnify us for any costs incurred in our capacity as the deficiency guarantor.

Hilli guarantees (in connection with the Hilli Acquisition)

(i) Debt

Hilli Corp is a party to a Memorandum of Agreement, dated September 9, 2015, with Fortune Lianjiang Shipping S.A., a subsidiary of China State Shipbuilding Corporation (“Fortune”), pursuant to which Hilli Corp has sold to and leased back from Fortune the Hilli under a 10-year bareboat charter agreement (the “Hilli Facility”). The Hilli Facility provided for post-construction financing for the Hilli in the amount of $960 million. Under the Hilli Facility, Hilli Corp will pay to Fortune forty consecutive equal quarterly repayments of 1.375% of the construction cost, plus interest based on LIBOR plus a margin of 3.95%. In connection with the closing of the Hilli Acquisition, we agreed to provide a several guarantee (the “Partnership Guarantee”) of 50% of the outstanding principal and interest amounts payable by Hilli Corp under the Hilli Facility pursuant to a Deed of Amendment, Restatement and Accession relating to a guarantee between Golar, Fortune and us dated July 12, 2018. We entered into a $480.0 million interest rate swap in relation to our proportionate share of the obligation under the Hilli Facility.

(ii) Letter of credit

On November 28, 2018, we entered into an agreement to guarantee (the "LOC Guarantee") the letter of credit issued by a financial institution in the event of Hilli Corp’s underperformance or non-performance under the LTA. Under the LOC Guarantee, we are severally liable for any outstanding amounts that are payable, based on the percentage ownership that Golar holds in us, multiplied by our percentage ownership in Hilli Common Units.

Pursuant to the Partnership Guarantee and the LOC Guarantee, we are required to comply with the following covenants and ratios:

•	free liquid assets of at least $30 million throughout the Hilli Facility period;
•	a maximum net debt to EBITDA ratio for the previous 12 months of 6.5:1; and
•	a consolidated tangible net worth of $123.95 million.

As of December 31, 2020, the amount we have guaranteed under the Partnership Guarantee and the LOC Guarantee is $389.3 million (2019: $422.3 million), and the fair value of debt guarantee after amortization, presented under “Other current liabilities” and “Other non-current liabilities” in our consolidated balance sheets, amounted to $1.5 million and $5.0 million, respectively. As of December 31, 2020, we were in compliance with the covenants and ratios for both Hilli guarantees.

Operating expense reimbursement

Pursuant to the Hilli Purchase Agreement, we agreed to reimburse Golar, Keppel and B&V for (a) 50% of the amount, if any, by which Operating Expenses (as defined below) are less than $32.4 million per year and (b) 50% of the amount, if any, by which withholding taxes on Operating Expense payments are less than $4.2 million per year, for a period of eight years commencing on the Closing Date, up to a maximum amount of $20 million in the aggregate. Golar, Keppel and B&V have agreed, for a period of eight years commencing on the closing date of the Hilli Acquisition, to reimburse us for (a) 50% of the amount, if any, by which Operating Expenses are greater than $39.5 million per year and (b) 50% of the amount, if any, by which withholding taxes on Operating Expense payments are greater than $5.2 million per year, up to a maximum amount of $20 million in the aggregate. “Operating Expenses” means, all expenditures made by Hilli LLC and its subsidiaries, including vessel operating expenses, taxes, maintenance expenses and employee compensation and benefits, and capital expenditures, but exclude withholding taxes thereon. Included within the Hilli LLC declared distributions for the years ended December 31, 2020 and 2019 is $0.4 million and $2.2 million, respectively, of reimbursements from Golar, Keppel and B&V for Operating Expenses.

Exchange of Incentive Distribution Rights ("IDRs")

Pursuant to the terms of the Exchange Agreement by and between the Partnership, Golar and our General Partner, Golar and our General Partner exchanged all of their IDRs in the Partnership (see note 28).

26. OTHER COMMITMENTS AND CONTINGENCIES

Assets pledged

(in thousands of $)	2020	2019
Carrying value of vessels and equipment secured against long-term loans and finance leases	1,290,769	1,350,301
Carrying value of investment in leased vessel, net secured against long-term loans and finance leases	111,786	114,137
	1,402,555	1,464,438

Other contractual commitments and contingencies

Insurance
We insure the legal liability risks for our shipping activities with Gard and Skuld, which are mutual protection and indemnity associations. As a member of a mutual association, we are subject to calls for additional premiums based on the clubs' claims record, in addition to the claims records of all other members of the association. A contingent liability exists to the extent that the claims records of the members of the association in the aggregate show significant deterioration, which results in additional premium on the members.

Tax lease benefits

As of December 31, 2020, we have one UK tax lease (relating to the Methane Princess). A termination of this lease would realize the accrued currency gain or loss recorded against the lease liability, net of the restricted cash. As of December 31, 2020, there was a net accrued gain of approximately $1.1 million (2019: $1.2 million).

Under the terms of the leasing arrangement, the benefits are derived primarily from the tax depreciation assumed to be available to the lessor as a result of their investment in the vessel. As is typical in these leasing arrangements, as the lessee we are obligated to maintain the lessor’s after-tax margin. Accordingly, in the event of any adverse tax changes or a successful challenge by the Her Majesty's Revenue and Customs (the “HMRC”), the UK tax authority, with regard to the initial tax basis of the transactions, or in the event of an early termination of the Methane Princess lease or in relation to the other vessels previously financed by UK tax leases, we may be required to make additional payments principally to the applicable UK vessel lessor. We would be required to return all, or a portion of, or in certain circumstances significantly more than the upfront cash benefits that Golar received in respect of the applicable lease financing transaction. Furthermore, the lessor of the Methane Princess has a second priority security interest in the Methane Princess, the Golar Spirit, Golar Grand and the Golar Tundra. Our obligation to the lessor under the Methane Princess Lease is secured by a letter of credit (“LC”) provided by other banks. Details of the security deposit provided by us to the bank providing the LC are given in Note 17 “Restricted Cash” to our consolidated financial statements.

HMRC has been challenging the use of similar tax lease structures and has been engaged in litigation of a test case for some years. In August 2015, following an appeal to the Court of Appeal by the HMRC which set aside previous judgments in favor of the tax payer, the First Tier Tribunal (UK court) ruled in favor of HMRC. The judgments of the First Tier Tribunal do not create binding precedent for other UK court decisions and therefore the ruling in favor of HMRC is not binding in the context of our structures. Further, we consider there are differences in the fact pattern and structure between this case and our leasing arrangements and therefore is not necessarily indicative of any outcome should HMRC challenge us, and we believe that our fact pattern is sufficiently different to succeed if we are challenged by HMRC. HMRC have written to our lessor to indicate that they believe the Methane Princess lease may be similar to the case noted above. We have reviewed the details of the case and the basis of the judgment with our legal and tax advisers to ascertain what impact, if any, the judgment may have on us and the possible range of exposure has been estimated at approximately $nil to $34.2 million (£25.0 million). In December 2019, in conjunction with the lessor, Golar obtained supplementary legal advice confirming Golar's position. Golar's discussions with HMRC on this matter have concluded without agreement and, in January 2020, Golar received a closure notice to the inquiry, which states the basis of HMRC’s position. Consequently, a notice of appeal against the closure notice was submitted to HMRC. In December 2020, notice of appeal was submitted to the First Tier Tribunal. We remain confident of our position, however given the complexity of these discussions it is impossible to quantify the reasonably possible loss, and we continue to estimate the possible range of exposures as set out above. However, under the indemnity provisions of the Omnibus Agreement, Golar has agreed to indemnify us against any liabilities incurred as a consequence of a successful challenge by the UK Revenue Authorities with regard to the initial tax basis of the Methane Princess lease and in relation to other vessels previously financed by UK tax leases.

Legal proceedings and claims

We may, from time to time, be involved in legal proceedings and claims that arise in the ordinary course of business. A provision will be recognized in the financial statements only where we believe that a liability will be probable and for which the amounts are reasonably estimable, based upon the facts known prior to the issuance of the financial statements.

In November and December 2015, the Indonesian tax authorities issued letters to our subsidiary, PTGI (see note 5), to, among other things, revoke a previously granted VAT importation waiver in the approximate amount of $24.0 million for the NR Satu. In April 2016, PTGI initiated an action in the Indonesian tax court to dispute the waiver cancellation. The final hearing took place in June 2016 and we received the verdict of the Tax Court in November 2017, which rejected PTGI’s claim. In February 2018, PTGI filed a Judicial Review with the Supreme Court of Indonesia, but in December 2018, the Supreme Court of Indonesia ruled against PTGI with regards the validity of waiver cancellation. However, we do not believe it probable that a liability exists as a result of this ruling, as no Tax Underpayment Assessment Notice has been received within the statute of limitations period. Should we receive such notice from the tax authorities, we intend to challenge the legality of the assessment. In any event, we believe PTGI will be indemnified by PTNR for any VAT liability as well as related interest and penalties under our time charter party agreement entered into with them.

In December 2019, the Indonesian tax authorities issued tax assessments for land and buildings tax to our subsidiary, PTGI for the years 2015 to 2019 inclusive in relation to the NR Satu, for the amount of $3.4 million ( IDR48,378.3 million ). We paid the assessed tax in January 2020 to avoid further penalties. This is presented in "Other non-current assets" of our consolidated balance sheets. We intend to appeal against the assessments for the land and buildings tax as the tax authorities have not accepted our initial objection letter. We believe we have reasonable grounds for success on the basis of no precedent set from past case law and the new legislation effective prospectively from January 1, 2020, that now specifically lists FSRUs as being an object liable to land and buildings tax, when it previously did not.

In February 2021, we received a tax notice from the Jordan tax authorities following the conclusion of their tax audit into our Jordan branch for the years 2015 and 2016 assessing our Jordan branch for additional tax of $1.6 million (JOD 1.10 million) and $3.1 million (JOD 2.20 million), respectively. We have submitted an appeal to the tax notice. A provision has not been recognized for this as we do not believe that the tax inspector has followed the correct tax audit process and the claim by the tax authorities to not allow tax depreciation is contrary to Jordan's tax legislation.

27. UNIT-BASED COMPENSATION

The Golar LNG Partners LP Long Term Incentive Plan (the “GMLP LTIP”) was adopted by our board of directors, effective as of May 30, 2016. The maximum aggregate number of common units that may be delivered pursuant to any and all awards under the GMLP LTIP shall not exceed 500,000 common units, subject to adjustment due to recapitalization or reorganization as provided under the GMLP LTIP. The GMLP LTIP allows for grants of (i) unit options, (ii) unit appreciation rights, (iii) restricted unit awards, which may include tandem unit distribution rights, (iv) phantom units, (v) unit awards, (vi) other unit-based awards, (vii) cash awards, (viii) distribution equivalent rights (whether granted alone or in tandem with another award, other than a restricted Unit or Unit award), (ix) substitute awards and (x) performance-based awards. Either authorized unissued shares or treasury shares (if there are any) in the Partnership may be used to satisfy exercised options.

Unit options

In November 2016 and January 2017, a total of 99,000 options to purchase common units were awarded to our directors and management under the GMLP LTIP. The options had an exercise price of $20.55 per unit, representing the closing price of the common units on November 17, 2016, the grant date, and a contractual term of five years. The exercise price will be adjusted for each time we pay distributions. One third of the options vested in November 2017, the second third vested in November 2018 and the final third vested in November 2019.

There were no options awarded in the years ended December 31, 2020 or 2019.

The fair value of each option award is estimated on the grant date or modification date using the Black-Scholes option pricing model based on the following assumptions as of the grant date.

2017
Risk free interest rate	1.5%
Expected volatility of common units(1)	44.8%
Expected dividend yield(2)	0.0%
Expected life of options (in years)	5.0 years

(1) The assumption for expected future volatility is based primarily on an analysis of historical volatility of our common units.
(2) The dividend yield has been estimated at 0.0% as the exercise price of the options are reduced by the value of distributions, declared and paid on a per unit basis.

A summary of option activity for the years ended December 31, 2020, 2019 and 2018 is presented below:

(in thousands of $, except per unit data)	Units (in '000s)	Weighted average exercise price	Weighted average remaining contractual term (years)
Options outstanding at December 31, 2019 and 2018	99	$14.49	1.9
Forfeited during the year	(79)	14.49
Options outstanding at December 31, 2020	20	$14.49	0.9

Options exercisable at:
December 31, 2020	20	14.49	0.9
December 31, 2019	99	$14.49	1.9

	Year ended December 31
(in thousands of $)	2020	2019	2018
Fair value of unit options which fully vested in the year	—	233	233

Compensation cost recognized in the consolidated statement of operations	—	207	234

As of December 31, 2020, the intrinsic value of unit options that were both outstanding and exercisable was $nil, as the exercise price was higher than the market value of the common units underlying the options at year end (2019: $nil).

As of December 31, 2020, there is no unrecognized compensation cost relating to unit options outstanding.

Phantom units

Pursuant to the LTIP, we granted to the members of the Board 70,752 phantom units in the year ended December 31, 2020. The phantom units vest equally over a period of 3.0 years. Under the Phantom Unit Award Agreement, all phantom units shall immediately vest upon the occurrence of a change of control in the Partnership.

The fair value of the phantom unit award is estimated using the market price of our common units at grant date with expense recognized over the three-year vesting period.

A summary of phantom units activity for the year ended December 31, 2020 is presented below:

	Units (in '000s)	Weighted average grant date fair value per unit	Weighted average remaining contractual term (years)
Granted during the year	71	$3.36
Forfeited during the year	(12)	3.36
Options outstanding at December 31, 2020	59	$3.36	2.2

Compensation cost of $0.1 million related to the phantom units has been recognized in the consolidated statement of operations for the year ended December 31, 2020.

28. EQUITY

At December 31, 2020, a total of 69.2% (2019: 69.4%) of the Partnership's common units outstanding were held by the public. The remaining common units were held by Golar and the 2.0% general partner interest was held by our General Partner. All of the Partnership's outstanding Series A Cumulative Redeemable Preferred Units (the “Series A Preferred Units”) are held by the public.

Rights and Obligations of Partnership Units

•
Common units. Common units represent limited partner interests in us. Each outstanding common unit is entitled to one vote on matters subject to a vote of common unitholders. However, if at any time, any person or group owns beneficially more than 4.9% or more of any class of units outstanding, any such units owned by that person or group in excess of 4.9% may not be voted (except for purposes of nominating a person for election to our Board). The voting rights of any such common unitholder in excess of 4.9% will effectively be redistributed pro rata among the other common unitholders holding less than 4.9% of the voting power of such class of units. The General Partner, its affiliates and persons who acquired common units with the prior approval of the Board will not be subject to this 4.9% limit except with respect to voting their common units in the election of the four elected directors.

•
General partner units. There is a limitation on the transferability of the general partner interest such that the General Partner may not transfer all or any part of its general partner interest to another person (except to an affiliate of the General Partner or another entity as part of the merger or consolidation of the General Partner with or into another entity or the transfer by the General Partner of all or substantially all of its assets to another entity) prior to March 31, 2021 without the approval of the holders of at least a majority of the outstanding common units, excluding common units held by the General Partner and its affiliates. The general partner units are not entitled to vote in the election of the four elected directors. However, subject to the rights of the holders of Series A Preferred Units in certain instances, the General Partner in its sole discretion appoints three of the seven members of the Board.

•
IDRs. The IDRs are non-voting and represent rights to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved (see note 29). Pursuant to the partnership agreement, the IDRs are transferable without unitholder approval.

•
Series A Preferred Units. The Series A Preferred Units represent perpetual equity interests in us and, unlike our indebtedness, will not give rise to a claim for payment of a principal amount at a particular date. Series A Preferred Units have the voting rights described below under “Series A Preferred Units”. The Series A Preferred Units have preferential distribution rights to our common units and rank junior to all of our indebtedness as set forth below.

For additional information regarding the common units, general partner units, IDRs and Series A Preferred Units, please see our Registration Statement on Form 8-A/A filed on November 13, 2017.

Equity Issuances

The following table shows the movement in the number of preferred units, common units, and general partner units during the years ended December 31, 2020, 2019 and 2018:

(in units)	Preferred Units	Common Units	GP Units
December 31, 2017	5,520,000	69,768,261	1,423,843
January 2018 Common Unit ATM Program	—	617,969	12,548
During 2018 unit repurchase program	—	(930,866)	—
December 31, 2018	5,520,000	69,455,364	1,436,391
August 2019 unit repurchase program	—	(153,728)	—
December 31, 2019 and 2020	5,520,000	69,301,636	1,436,391

In March 2018, our Board approved a common unit repurchase program of up to $25.0 million of our outstanding common units in the open market over a two-year period and subsequently increased the common unit repurchase program to $50 million in December 2018. During 2019, we repurchased a total of 153,728 common units (2018: 930,866 common units) under the common unit repurchase program for an aggregate cost of $1.6 million (2018: $14.0 million). In accordance with the provisions of the partnership agreement, all common units repurchased are deemed canceled and not outstanding, with immediate effect.

In September 2017, we entered into an equity distribution agreement with a sales agent pursuant to which we may, from time to time issue common units with an aggregate offering price of up to $150 million (the “Common Unit ATM Program”). During 2018, we sold 617,969 common units under the Common Unit ATM program, at an average gross sales price of $23.15 per unit, for which we received $14.2 million of net proceeds. In connection with such sales, our General Partner purchased 12,548 general partner units at an average price of $23.15 per unit, for which we received an additional $0.3 million of proceeds.

Exchange of Incentive Distribution Rights

On October 19, 2016 (the “IDR Exchange Closing Date”), pursuant to the terms of an Exchange Agreement (the “Exchange Agreement”), dated as of October 13, 2016, by and between the Partnership, Golar and our General Partner. Golar and our General Partner exchanged all of their incentive distribution rights in the Partnership (“Old IDRs”) for (i) the issuance by us on the IDR Exchange Closing Date of a new class of incentive distribution rights in the Partnership (“New IDRs”), (ii) an aggregate of 2,994,364 additional common units and an aggregate of 61,109 additional general partner units and (iii) the issuance in the future of an aggregate of up to 748,592 additional common units and up to 15,278 additional general partner units (collectively, the “Earn-Out Units”) that may be issued subject to certain conditions described below. The new IDRs result in the minimum distribution level increasing from $0.3850 per common unit to $0.5775 per common unit. The fair value of the Old IDRs was not materially different to the fair value of all of the newly issued instruments.

On the IDR Exchange Closing Date (i) the Old IDRs were exchanged by Golar and the General Partner and canceled by us, (ii) 100% of the New IDRs were issued to the General Partner and Golar, (iii) 2,425,435 and 568,929 additional common units were issued to the General Partner and Golar, respectively, and (iv) 61,109 general partner units were issued to the General Partner.

As of November 14, 2017 we had paid a distribution of available cash from operating surplus pursuant to the terms of our Second Amended and Restated Partnership Agreement, on each of the outstanding common units equal to or greater than $0.5775 per common unit in respect of each of the quarterly periods ended December 31, 2016, March 31, 2017, June 30, 2017 and September 30, 2017. Accordingly, we issued 50% of the Earn-Out Units - 374,295 common units and 7,639 general partner units to Golar and the General Partner, respectively.

On October 24, 2018, we declared a reduced quarterly distribution of $0.4042 per common unit in respect of the quarterly period ended September 30, 2018. Consequently, we did not meet the requirement to pay a distribution of available cash from operating surplus on each of the outstanding common units equal to or greater than $0.5775 per common unit in respect of each of the quarterly periods ended December 31, 2017, March 31, 2018, June 30, 2018 and September 30, 2018. The remaining 50% of the Earn-Out Units were not issued.

In relation to our IDR reset transaction, we accounted for this as a modification of the Old IDRs and determined that the earn-out units met the definition of a derivative. Accordingly, the overall effect of the transaction was (i) reclassification of the initial fair value of the derivative from equity to current liabilities of $15.0 million; (ii) reallocation between unitholders within equity due to the recognition of the incremental fair value of the modification and fair values of newly issued instruments and resulting deemed distribution.

Series A Preferred Units

Our 8.75% Series A Cumulative Redeemable Preferred Units are listed on the Nasdaq Global Market under the symbol “GMLPP”.

On October 31, 2017 we sold in a registered public offering 5,520,000 of our Series A Preferred Units, liquidation preference $25.00 per unit. We raised proceeds, net of the underwriters discounts and offering fees, of $133.0 million.

The Series A Preferred Units rank:

•
senior to our common units and to each other class or series of limited partner interests or other equity securities established after the original issue date of the Series A Preferred Units that is not expressly made senior to or on parity with the Series A Preferred Units as to the payment of distributions and amounts payable upon liquidation, dissolution or winding up, whether voluntary or involuntary (“Junior Securities”);

•
pari passu with any class or series of limited partner interests or other equity securities established after the original issue date of the Series A Preferred Units with terms expressly providing that such class or series ranks on a parity with the Series A Preferred Units as to the payment of distributions and amounts payable upon liquidation, dissolution or winding up, whether voluntary or involuntary (“Parity Securities”);

•	junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us; and

•
junior to each other class or series of limited partner interests or other equity securities expressly made senior to the Series A Preferred Units as to the payment of distributions and amounts payable upon liquidation, dissolution or winding up, whether voluntary or involuntary (“Senior Securities”). The Series A Preferred Units have no conversion or exchange rights and are not subject to any pre-emptive rights.

Distributions on the Series A Preferred Units are payable out of amounts legally available therefor at a rate equal to 8.75% per annum of the stated liquidation preference. Distributions are payable quarterly in arrears on the 15th day of February, May, August and November of each year, when, as and if declared by our Board. The first distribution on the Series A Preferred Units was paid on February 15, 2018 in an amount equal to $0.63802 per unit, representing accumulated distributions from October 31, 2017, the original issuance date of the Series A Preferred Units, through February 14, 2018.

The Series A Preferred Units generally have no voting rights. However, if and whenever distributions payable on the Series A Preferred Units are in arrears for six or more quarterly periods, whether or not consecutive, holders of Series A Preferred Units, voting as a class together with the holders of any Parity Securities upon which like voting rights have been conferred and are exercisable, will have the right to replace one of the members of our Board appointed by our General Partner with a person nominated by such holders (unless the holders of Series A Preferred Units and Parity Securities upon which like voting rights have been conferred voting as a class, have previously elected a member of our Board, and such director continues then to serve on the Board). Distributions payable on the Series A Preferred Units will be considered to be in arrears for any quarterly period for which full cumulative distributions through the most recent distribution payment date have not been paid on all outstanding Series A Preferred Units. The right of such holders of Series A Preferred Units to elect a member of our Board will continue until such time as all accumulated and unpaid distributions on the Series A Preferred Units have been paid in full. In addition, unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series A Preferred Units, voting as a single class, our Board may not adopt any amendment to our partnership agreement that would have a material adverse effect on the existing terms of the Series A Preferred Units. In addition, unless we have received the affirmative vote or consent of the holders of at least two-thirds of the outstanding Series A Preferred Units, voting as a class together with holders of any other Parity Securities upon which like voting rights have been conferred and are exercisable, we may not (i) issue any Parity Securities if the cumulative distributions on Series A Preferred Units are in arrears or (ii) create or issue any Senior Securities.

In the event of a liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, holders of Series A Preferred Units will have the right to receive a liquidation preference of $25.00 per unit plus an amount equal to all accumulated and unpaid distributions thereon to the date of payment, whether declared or not. These payments will be paid before any payments are paid to our common unitholders.

At any time on or after October 31, 2022, we may redeem, in whole or in part, the Series A Preferred Units at a redemption price of $25.00 per unit plus an amount equal to all accumulated and unpaid distributions thereon on the date of redemption, whether declared or not. Any such redemption will be effected from funds legally available for such purpose. We must provide not less than 30 days’ and not more than 60 days’ written notice of any such redemption.

29. EARNINGS PER UNIT AND CASH DISTRIBUTIONS

Earnings per unit have been calculated in accordance with the distribution guidelines set forth in the partnership agreement and are determined by adjusting net income for the period by distributions made or to be made in relation to the period irrespective of the declaration and payment dates. The calculations of basic and diluted earnings per common unit are presented below:

(in thousands of $ except unit and per unit data)	2020	2019	2018
Common unitholders’ interest in net income	6,945	5,648	59,925
Less: distributions paid (1)	(5,600)	(112,201)	(137,335)
Under/(over) distributed earnings	1,345	(106,553)	(77,410)

Basic and diluted:
Weighted average common units outstanding (in thousands)	69,302	69,397	69,944
Earnings per unit - Common unitholders:
Basic and diluted	$0.10	$0.08	$0.86

Cash distributions declared and paid in the period per common unit (2)	0.46	1.62	1.96
Subsequent event: Cash distributions declared and paid per common unit relating to the period (3)	0.02	0.40	0.40

(1) Refers to distributions made or to be made to the common unitholders in relation to the period irrespective of the declaration and payment dates, and is based on the weighted average number of units outstanding in the period.
(2) Refers to cash distributions declared and paid during the period.
(3) Refers to cash distributions relating to the period, declared and paid subsequent to the period end.

As of December 31, 2020, of our total number of common units outstanding, 69.2% (2019: 69.4%) were held by the public and the remaining common units were held by Golar.

Earnings per common unit is calculated using the two class method. Basic earnings per common unit is determined by adjusting net income for the period by distributions made or to be made in relation to the period. Any undistributed earnings for the period are allocated to the various unitholders based on the distribution waterfall for cash available for distribution as specified in the partnership agreement. Any distributions in excess of earnings are allocated to partnership units based upon the allocation and distribution of amounts from partners’ capital accounts. The resulting earnings figure is divided by the weighted average number of units outstanding during the period. Diluted earnings per common unit reflect the potential dilution that occur if securities or other contracts to issue common units were exercised.

The various partnership interests in net income were calculated as if all net income was distributed according to the terms of the partnership agreement, regardless of whether those earnings would or could be distributed. The partnership agreement does not provide for the distribution of net income; rather, it provides for the distribution of available cash, which is a contractually defined term that generally means all cash on hand at the end of the quarter after establishment of cash reserves determined by our Board to (i) provide for the proper conduct of our business, among other things, including reserves for maintenance and replacement capital expenditure and anticipated credit needs; (ii) comply with applicable law and our debt and other agreements; (iii) provide funds for payments on the Series A Preferred Units and (iv) provide funds for distributions to unitholders for any one or more of the next four quarters. In addition, the holders of the incentive distribution rights are currently entitled to incentive distributions if the amount we distribute to unitholders with respect to any quarter exceeds specified target levels. Unlike available cash, net income is affected by non-cash items, such as depreciation and amortization, unrealized gains or losses on non-designated derivative instruments and foreign currency translation gains/(losses).

Under our partnership agreement, we make distributions of available cash from operating surplus for any quarter as set forth in the following table. The following table illustrates the percentage allocations of the additional available cash from operating surplus among the common unitholders, our General Partner and the holders of the IDRs up to the various target distribution levels. The amounts set forth under “Marginal Percentage Interest in Distributions” are the percentage interests of the common unitholders, our General Partner and the holders of the IDRs in any available cash from operating surplus we distribute up to and including the corresponding amount in the column “Total Quarterly Distribution Target Amount,” until available cash from operating surplus we distribute reaches the next target distribution level, if any. The percentage interests shown for the common unitholders, our General Partner and the holders of the IDRs for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests shown for our General Partner include its 2.0% general partner interest only and assume that our General Partner has contributed any capital necessary to maintain its 2.0% general partner interest.

		Marginal Percentage Interest in Distributions
	Quarterly Distribution Target Amount (per unit)	Common Unitholders	General Partner	Holders of IDRs
Minimum Quarterly Distribution	$0.5775	98%	2%	—
First Target Distribution	up to $0.6641	98%	2%	—
Second Target Distribution	above $0.6641 up to $0.7219	85%	2%	13%
Third Target Distribution	above $0.7219 up to $0.8663	75%	2%	23%
Thereafter	above $0.8663	50%	2%	48%

The percentage interests set forth above assume that our General Partner maintains its 2.0% general partner interest and that we do not issue additional classes of equity securities.

The Series A Preferred Units rank senior to our common units as to the payment of distributions and amounts payable upon liquidation, dissolution or winding up, whether voluntary or involuntary. See note 28.

30.  SUBSEQUENT EVENTS

The NFE Merger

On January 13, 2021, we entered into the Merger Agreement with NFE, our general partner, Lobos Acquisition LLC, a Marshall Islands limited liability company and an indirect subsidiary of NFE (“Merger Sub”), and NFE International Holdings Limited, a private limited company incorporated under the laws of England and Wales and an indirect subsidiary of NFE (“GP Buyer”), pursuant to which Merger Sub will merge with and into the Partnership, with the Partnership surviving the Merger as an indirect subsidiary of NFE.

At the effective time of the Merger (the "Effective Time"), pursuant to the Merger Agreement:

•
each common unit that is issued and outstanding as of immediately prior to the Effective Time will (i) be converted into the right to receive $3.55 in cash (the "Common Unit Consideration"), (ii) no longer be outstanding and (iii) automatically be cancelled and cease to exist;

•	each of the incentive distribution rights of the Partnership will be cancelled and cease to exist, and no consideration shall be delivered in respect thereof;

•
each Series A Preferred Unit of the Partnership issued and outstanding immediately prior to the Effective Time will be unchanged and will remain outstanding, and no consideration shall be delivered in respect thereof;

•
each outstanding unit representing a general partner interest in the Partnership that is issued and outstanding immediately prior to the Effective Time will remain issued and outstanding immediately following the Effective Time;

•
each outstanding option to purchase common units granted pursuant to the Partnership’s long-term incentive plan (each, a “Partnership Option”), whether or not vested, will automatically be vested, cancelled and converted into the right to receive an amount in cash equal to the product of (i) the excess, if any, of the Common Unit Consideration over the applicable exercise price per common unit of such Partnership Option and (ii) the number of common units subject to such Partnership Option. Any Partnership Option which has a per common unit exercise price that is greater than or equal to the Common Unit Consideration will be cancelled at the Effective Time for no consideration or payment; and

•
each award of notional common units granted pursuant to the Partnership’s long-term incentive plan (each a "Partnership Phantom Unit"), whether or not vested, will automatically be vested, cancelled and converted into the right to receive an amount in cash equal to the product of (i) the Common Unit Consideration and (ii) the number of common units subject to such Partnership Phantom Unit.

Concurrently with the consummation of the Merger, GP Buyer will purchase from Golar, and Golar will transfer to GP Buyer (the "GP Transfer"), all of the outstanding membership interests in our general partner pursuant to a Transfer Agreement dated as of January 13, 2021 (the “Transfer Agreement”) for a purchase price of $5.1 million, which is equivalent to $3.55 per general partner unit of the Partnership. The Transfer Agreement also provides for the parties to enter into, among other things, an Omnibus Agreement relating to the provision of certain management services related to the vessels the Partnership owns.

The obligation of the parties to the Transfer Agreement to consummate the GP Transfer is subject to certain closing conditions, including: (1) the accuracy of the other party's representations and warranties, subject to certain materiality qualifiers; (2) performance in all material respects by the other party; (3) the delivery of certain deliverables under the Transfer Agreement by both parties; and (4) the conditions to the Partnership’s or NFE’s (as applicable) obligations to close the Merger pursuant to the terms of the Merger Agreement must have been waived or satisfied.

The required majority of the common unitholders of record as of the close of business on January 25, 2021 voted on and approved the Merger Agreement at a Special Meeting held on February 24, 2021. The closing of the Merger is subject to satisfaction or waiver (if applicable) of certain conditions, including: (i) the receipt of certain regulatory approvals; (ii) the receipt of certain specified material third-party consents; (iii) the absence of any legal restraint issued by any court or governmental entity of competent jurisdiction preventing consummation of the Merger; (iv) the absence of a material adverse effect on either party; (v) the accuracy of each party’s representations and warranties, subject in most cases to materiality or material adverse effect qualifications; (vi) material compliance with each party’s covenants; and (vii) all conditions to Golar’s or NFE’s (as applicable) obligation to close the GP Transfer under the Transfer Agreement having been satisfied or waived.

It is currently anticipated that upon consummation of the Merger, NFE will refinance certain of our existing debt facilities including the $800 million credit facility and 2015 Norwegian Bonds, which are repayable in April 2021 and November 2021 respectively.

The Merger Agreement may be terminated by NFE or Partnership (which, in the case of Partnership, must be approved by the Conflicts Committee) under certain circumstances, including, among others, by either NFE or the Partnership if the closing of the Merger has not occurred on or before July 13, 2021, and further provides that, upon termination of the Merger Agreement under certain circumstances, GMLP may be required to pay NFE a termination fee equal to $9.4 million.

Cash Distributions

In February 2021, we paid a cash distribution of $0.0202 per common unit in respect of the three months ended December 31, 2020 to unitholders of record as of February 5, 2021. We also paid a cash distribution of $0.546875 per Series A Preferred Unit for the period from November 15, 2020 through to February 14, 2021 to our Series A Preferred unitholders of record as of February 8, 2021.

In accordance with the Merger Agreement, we are prohibited from payment of further distributions on the common units without permission from NFE. However, we are permitted to continue to pay quarterly distributions on the Series A Preference Units.